                                                                       Exhibit 2

                            SHARE PURCHASE AGREEMENT

                                     BETWEEN

                               LAFARGE CANADA INC.

                                       AND

                               3787532 CANADA INC.

                                       AND

                         KILMER VAN NOSTRAND CO. LIMITED

                                      MADE

                                  JULY 24, 2000

                            SHARE PURCHASE AGREEMENT

     THIS AGREEMENT made July 24, 2000;

BETWEEN:

               LAFARGE CANADA INC., a corporation
               incorporated under the laws of Canada (hereinafter referred to as "Lafarge")

                                                               OF THE FIRST PART

                                     - and -

               3787532 CANADA INC., a corporation
               incorporated under the laws of Canada (hereinafter referred to as the "Purchaser"),

                                                             OF THE SECOND PART,

                                     - and -

               KILMER VAN NOSTRAND CO. LIMITED, a corporation incorporated under the laws of Ontario
               (hereinafter referred to as the "Vendor")

                                                              OF THE THIRD PART,

          WHEREAS the Vendor is the legal and beneficial owner of all of the issued and outstanding shares (the "Shares") of The Warren Paving & Materials Group Limited ("Warren");

          AND WHEREAS on the Closing Date (as defined herein), the Vendor will sell the Shares to the Purchaser on the terms and conditions contained in this Agreement;

          AND WHEREAS Lafarge will cause the Purchaser to close the transaction contemplated by this Agreement in accordance with and subject to the terms and conditions contained herein, including the issue of the Share Portion of the Purchase Price (as such terms are defined herein);

          NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained the parties hereto agree as follows:

                           ARTICLE 1 - INTERPRETATION

1.01 DEFINITIONS

     In this Agreement, unless something in the subject matter or context is inconsistent therewith:

     (a)  "Accountants" means PricewaterhouseCoopers ;

     (a.1) "Additional Encumbrances" has the meaning set out in Section 2.03(3);

     (b) "Aggregate" includes all processed, crushed, screened, washed, extracted and stockpiled sand, gravel, crushed rock and oversized rock of, on or in the Lands as well as all in situ sand, gravel, rock, stone, unconsolidated gravel, pit run gravel, consolidated rock and associated materials which can be removed, excavated or quarried from or out of the Lands;

     (b.1) "Aggregates Legislation" has the meaning set out in Section 3.01
          (cccc);

     (c) "Agreement" means this agreement and all amendments made hereto by written agreement between the Vendor and the Purchaser;

     (d)  "Applicable Law" means:

          (i) any applicable domestic or foreign law including any statute, subordinate legislation or treaty and common or civil law, and

          (ii) any applicable guideline, directive, rule, standard, requirement, policy, order, judgment, injunction, award or decree of a Governmental Authority whether or not having the force of law;

     (e) "Assets" means the assets listed in Schedule 1.01(e) setting forth the names of the legal and beneficial owners;

     (f) "Balance Sheet" means the consolidated balance sheet of Warren as at the Balance Sheet Date;

     (g)  "Balance Sheet Date" means December 31, 1999;

     (g.1) "Benefit Plans" has the meaning set out in Section 3.01(kk);

     (h) "Business" means all of the businesses and the operations heretofore carried on by the Companies, including the aggregate, hot mix asphalt, asphalt cement and contracting businesses of the Companies;

     (i) "Business Day" means a day other than a Saturday, Sunday or statutory holiday in Ontario;

     (i.1) "Cash Portion" has the meaning set out in Section 2.01(2)(c);

     (j)  "Claim" has the meaning set out in Section 7.05;

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                                        3


     (k) "Closing" means the completion of the purchase and sale of the Shares and the other transactions contemplated by this Agreement;

     (l) "Closing Date" means the later of (i) 15 Business Days after the Due Diligence Date and (ii) 5 Business Days after Competition Act Approval and approval under the Investment Canada Act, or such other date as may be agreed to in writing between the Vendor and the Purchaser provided that the Closing Date must occur by November 18, 2000 or such other date as may be agreed by the parties;

     (m) "Companies" means Warren and all of the companies in the Warren corporate group, a true and complete list of such companies and their respective jurisdictions of incorporation are set forth on Schedule 1.01(m), and "Company" means any one of them;

     (m.1) "Compensation Plans" has the meaning set out in Section 3.01(ll);

     (n) "Competition Act Approval" means that (i) the Purchaser and the Vendor has given the requisite notice of the proposed sale and purchase of the Shares under the Competition Act (Canada) (the "CA"), (ii) any waiting periods prescribed under the CA in respect of the requisite notice have expired; (iii) the Purchaser shall have received written notice from the Competition Bureau to the effect that it is of the view that there are not sufficient grounds to initiate proceedings before the Competition Tribunal under the merger provisions of the CA, and (iv) the Competition Bureau shall not have imposed any conditions on, or required any undertakings from, the Purchaser or the Vendor (other than undertakings given by the Vendor heretofore) in respect of the transaction contemplated hereby;

     (o)  "Direct Claim" has the meaning set out in Section 7.05;

     (p) Due Diligence Date" means the date that is the later of (i) 60 days from the date that full and complete copies of Schedules 1.01(e), 1.01(m), 1.01(u), 1.01(v), 1.01(x) (other than the sketches of the Parcels for Severance which will be delivered as part of Schedule 5.02(4)), 1.01(y), 1.01(mm), 1.01(zz), 1.01(aaa), 3.01(l), 3.01(t),
          3.01(u), 3.01(v), 3.01(cc), 3.01(bbb), 3.01(ccc), 3.01(mmm),
          3.01(nnn), 3.01(ooo), 3.01(sss) and 3.01(gggg) to this Agreement and full and complete copies of all Due Diligence Documents are delivered to the Purchaser or Purchaser's counsel by the Vendor, (ii) 55 days from the date that full and complete copies of Schedules 1.01(jj), 3.01(ff), 3.01(gg), 3.01(hh), 3.01(ii), 3.01(jj), 3.01(ggg) and
          3.01(hhh) to this Agreement are delivered to the Purchaser or Purchaser's counsel by the Vendor, (iii) 50 days from the date that full and complete copies of Schedules 1.01(kk), 3.01(s), 3.01(kk), 3.01(ll) and 3.01(aaa) to this Agreement are delivered to the Purchaser or Purchaser's counsel by the Vendor, and (iv) 45 days from the date that full and complete copies of Schedules 1.01(tt), 3.01(m), 3.01(y), 3.01(aa), 3.01(bb), 4 and 5.02 (4) to this Agreement are delivered to the Purchaser or Purchaser's counsel by the Vendor; provided, however, that the Due Diligence Date shall not be a date that is prior to 67 days from the date hereof. Any additions or corrections to the Schedules referred to above will not extend the Due Diligence Date if the Purchaser determines, acting reasonably, that such additions or corrections are immaterial. Any material additions or corrections will extend the Due Diligence Date only to the extent reasonably necessary to allow due diligence to be conducted with respect to the additions or corrections;

     (q) "Due Diligence Documents" has the meaning ascribed thereto in Section 3.01(lll);

     (r) "Encumbrance" means any charge, mortgage, hypothec, lien, prior claim, pledge, claim, restriction, security interest, servitude, right-of-way, restrictive covenant, encroachment, option, adverse claim or other encumbrance, whether created or arising by agreement, statute or otherwise at law, attaching to property, interest or rights;

     (s) "Environmental Law" means all applicable statutes, regulations, by-laws, guidelines and policies, having the force of law in existence at the date hereof in Canada (whether federal, provincial or municipal) relating to the protection or remediation of the environment, occupational health and safety or Hazardous Substances, including, without limitation, the common law and the Environmental Protection Act (Ontario), the Ontario Water Resources Act, the Environment Quality Act (Quebec), the Waste Management Act (British Columbia), the Water Protection Act (British Columbia), the Environmental Management and Protection Act (Saskatchewan), the Mineral Resources Act (Saskatchewan), the Clean Air Act (Saskatchewan), the Environmental Protection and Enhancement Act (Alberta), the Water Act (Alberta), the Fisheries Act (Canada) and similar legislation in the United States. For greater certainty, for purposes of this Agreement, Environmental Laws do not include the Aggregate Resources Act (Ontario) and the regulations made thereunder or equivalent Quebec, Saskatchewan, Alberta or British Columbia legislation;

     (t)  "ETA" means Part IX of the Excise Tax Act (Canada), as now in effect;

     (u) "Excluded Assets" means the assets listed in Schedule 1.01(u) to be transferred to the Vendor or a subsidiary of the Vendor pursuant to the Pre-Closing Transactions;

     (v)  "Excluded Hold Properties" means the real properties listed in
          Schedule 1.01(v) setting forth the names of the legal and beneficial owners and the short legal descriptions or, if assigned, municipal addresses thereof;

     (w)  [Intentionally Deleted]

     (x) "Excluded Properties" means the real properties listed in Schedule 1.01(x) setting forth the names of the legal and beneficial owners and the short legal descriptions or, where assigned, municipal addresses thereof and, in the case of the Parcels for Severance, a sketch showing the approximate boundaries thereof and which Excluded Properties for greater certainty do not include any of the Excluded Hold Properties;

     (y) "Excluded Subsidiaries" means those subsidiaries owned by Warren, directly or indirectly, to be transferred to the Vendor or a subsidiary of the Vendor as one of the Pre-Closing Transactions, a true and complete list of such subsidiaries is attached as Schedule 1.01(y) ;

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                                        5


     (z)  "Financial Statements" has the meaning set out in Section 3.01(l);

     (aa) "GAAP" means generally accepted accounting principles in effect in Canada, including the accounting recommendations published in the Handbook of the Canadian Institute of Chartered Accountants;

     (bb) "Go Firm Date" has the meaning given in 2.03(1);

     (cc) "Governmental Authority" means any domestic or foreign, federal, provincial, state or local, legislative, executive, judicial or administrative body or person having or purporting to have jurisdiction in the relevant circumstances;

     (dd) "Hazardous Substances" means any substance, product, element or matter included in any definition of hazardous product, dangerous goods, waste, toxic substance, contaminant, pollutant, deleterious substance or words of similar import under any applicable Environmental Law;

     (ee) "Indemnified Party" has the meaning set out in Section 7.05;

     (ff) "Indemnifying Party" has the meaning set out in Section 7.05;

     (ff.1) "Independent Accountants" means KPMG LLP, or such other internationally recognized accounting firm proposed by the Vendor and Purchaser;

     (gg) "Interim Period" means the period commencing on January 1, 2000 and ending on the Closing Date;

     (hh) "ITA" means the Income Tax Act (Canada), as now in effect;

     (hh.1) "Known Environmental Problems" has the meaning set out in Section
          3.01(dddd);

     (ii) "Lands" means collectively, the Outright Sale Properties, the Excluded Properties, the Excluded Hold Properties, the Residual Option Properties and the Leased Properties;

     (jj) "Leased Properties" means all real property which is leased by a Company on the date hereof and by Warren or a Retained Subsidiary at the Time of Closing. Schedule 1.01(jj) sets forth the municipal addresses, where assigned and available in Warren's records, or short legal descriptions and the realty tax assessment roll numbers for all Leased Properties which have a remaining term of more than one year from the date hereof or a cost in excess of $50,000 per year;

     (kk) "Leases" means all real property leases of the Leased Properties.
          Schedule 1.01(kk) sets forth the dates, parties thereto, rents, term and lands affected by all the Leases which have a remaining term of more than one year from the date hereof or a cost in excess of $50,000 per year;

     (ll) "Losses", in respect of any matter, means all claims, demands, proceedings, losses, damages, Taxes, interest, penalties, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter;

     (kk.1) "Objection Notice" has the meaning set out in Schedule 4.02;

     (mm) "Outright Sale Properties" means the real properties listed in
          Schedule 1.01(mm) setting forth the names of the legal and beneficial owners and the short legal descriptions and, where assigned and available in Warren's records, the municipal addresses and the realty tax assessment roll numbers thereof;

     (nn) "Parcels for Severance" has the meaning set out in Section 6.01(lll);

     (oo) "Permits" means all permits, consents, waivers, licences, certificates, approvals, authorizations, registrations, franchises, rights, privileges, exemptions, qualifications and quotas or any item with a similar effect, issued or granted by any Person;

     (pp) "Permitted Encumbrances and Deficiencies" means those Encumbrances and deficiencies designated as such by agreement between the Vendor and the Purchaser under Section 2.03(2) of this Agreement as may be amended under Section 2.03(3) of this Agreement;

     (qq) "Permitted Personal Property Encumbrances" means the liens, charges, encumbrances and/or rights of others set out or referred to in
          Schedule 1.01(qq);

     (rr) "Permitted Real Property Encumbrances" means the liens, charges, encumbrances and/or rights of others set out or referred to in
          Schedule 1.01(rr);

     (ss) "Person" has the same meaning as that defined in the ITA;

     (tt) "Personal Property Leases" means all leases of personal property relating to the Business including all purchase options, prepaid rents and security deposits relating thereto. Those Personal Property Leases requiring a payment in excess of $1,000 per month and having a capital value in excess of $25,000 and term of more than one year from the date thereof are more particularly described in Schedule 1.01(tt);

     (uu) "Pre-Closing Transactions" means any transactions or agreements between or among the Companies and the Vendor or a subsidiary of the Vendor as described in or contemplated by the memorandum prepared by McMillan Binch and attached hereto as Schedule 1.01(uu) whether or not the transactions or agreements are completed prior to or after the Closing Date and whether or not such transactions or agreements are ongoing, including without limitation leases and options with respect to Residual Option Properties or Excluded Hold Properties;

     (vv) "Properties" means the Outright Sale Properties, the Residual Option Properties and the Leased Properties;

     (ww) "Purchase Price" has the meaning set out in Section 2.02(1);

     (xx) "Release" means any release or discharge of any Hazardous Substance including any discharge, spray, injection, abandonment, deposit, spillage, leakage, seepage, pouring, emission, emptying, throwing, dumping, placing, exhausting, escape, leach, migration, dispersal, dispensing or disposal;

     (xx.1) "Remaining Properties" has the meaning set out in Section 3.01(fff);

     (yy) "Required Consents" has the meaning set out in Section 3.01(aa);

     (zz) "Residual Option Properties" means the real properties (including any structures thereon) listed in Schedule 1.01(zz) setting forth the names of the legal and beneficial owners and the short legal descriptions thereof and, where assigned and available in Warren's records, municipal addresses thereof and the realty tax assessment roll numbers thereof;

     (aaa) "Retained Subsidiaries" means all of the subsidiaries other than the Excluded Subsidiaries owned by Warren, directly or indirectly, at the Time of Closing and more particularly described in Schedule 1.01(aaa) and "Retained Subsidiary" means any one of them;

     (bbb) "Share Portion" has the meaning set out in Section 2.01(2)(b);

     (ccc) "Shares" means all of the issued and outstanding shares of Warren;

     (ddd) "Tax" means all taxes, levies, duties, assessments, reassessments and other charges of any nature whatsoever, whether direct or indirect, including but not limited to, income tax, profits tax, gross receipts tax, corporation tax, sales and use tax, goods and services tax, harmonized sales tax, wage tax, payroll tax, employer health tax, worker's compensation levy, capital tax, stamp duty, real and personal property tax, land transfer tax, customs or excise duty, excise tax, turnover or value added tax on goods sold or services rendered, withholding tax, social security and unemployment insurance charges and retirement contributions, and any interest, fines, additions to tax and penalties thereon or instalments related thereto and "Taxes" has a corresponding meaning;

     (eee) "Tax Authority" means any government, quasi-governmental, provincial, city or other political subdivision of Canada or the United States, or any agency or statutory or regulatory body;

     (fff) "Tax Elections" has the meaning set out in Section 2.01(3);

     (ggg) "Tax Items" has the meaning set out in Section 4.01(a);

     (hhh) "Tax Provisions" has the meaning set out in Section 4.01(n);

     (iii) "Tax Returns" means all Tax returns, reports, elections, designations and other filings with respect to Taxes;

     (jjj) "Tenant Leases" has the meaning set out in Section 3.01(hhh);

     (kkk) "Third Party" has the meaning set out in Section 7.07;

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                                        8


     (lll) "Third Party Claim" has the meaning set out in Section 7.05;

     (mmm) "Time of Closing" means 10:00 a.m. (Toronto time) on the Closing
          Date;

     (nnn) "Transaction Documents" means all agreements, documents, instruments, undertakings and indemnities contemplated by this Agreement, including, without limitation, any agreements contemplated by the Pre-Closing Transactions memorandum attached as Schedule 1.01(uu);

     (ooo) "Transaction Taxes" means any Taxes payable by Warren or the Retained Subsidiaries as a consequence of, or in relation to, the Pre-Closing Transactions and any Taxes payable by Warren or the Retained Subsidiaries as a consequence of, or in relation to the grant and exercise of any residual option granted as one of the Pre-Closing Transactions, subject to the limitation that Transaction Taxes shall not include (i) any Taxes payable by Warren or any Retained Subsidiary pursuant to the terms of any Transaction Document in respect of any use or lease by Warren or any Retained Subsidiary of any Excluded Property or any Excluded Hold Property, or any acquisition of, or sale (other than a sale resulting from the exercise of any residual option granted as one of the Pre-Closing Transactions) by, Warren or a Retained Subsidiary of any Excluded Hold Property or any Residual Option Property; (ii) Taxes that Warren or any Retained Subsidiary is required to pay or take responsibility for under any Transaction Document entered into in connection with the Pre-Closing Transactions;
          (iii) any Taxes payable on any rental income derived by Warren or any Retained Subsidiary from renting or leasing any Excluded Hold Property as contemplated by any Transaction Document; and (iv) any Taxes payable by Warren or any Retained Subsidiary as a result of the exercise by Warren or any Retained Subsidiary of any of its rights under any Transaction Documents. For this purpose, Transaction Taxes shall be calculated on the following basis:

          A. in respect of assets disposed of by Warren or a Retained Subsidiary in the Pre-Closing Transactions, the tax cost of such asset is deducted from the proceeds of the disposition of such asset;

          B. any loss realized as a consequence of the sale of an Excluded Property or an Excluded Asset as part of the Pre-Closing Transactions to the extent permitted under the ITA and any provincial Tax legislation and any capital loss related to the investment of Warren or any Retained Subsidiary in Dura Pave Limited, Selton Engineering and Construction Inc., Central Asphalt Ltd. and Warren Asphalt Reforming Corporation and Remixer Contracting Co. Inc. (each a "Loss Subsidiary", so long as such Loss Subsidiary has not earned any operating income since January 1, 1999 and since the Balance Sheet Date such Loss Subsidiary has not carried on active business and has not held tangible assets) is deducted from any gain realized by Warren or a Retained Subsidiary as a consequence of the Pre-Closing Transactions to the extent permitted under the ITA and any applicable provincial tax legislation; and

          C. no other deductions or credits are available to reduce income, taxable income or gain realized by Warren or a Retained Subsidiary or any Taxes payable in respect of such Pre-Closing Transactions;

     (ppp) "Vendor" means Kilmer Van Nostrand Co. Limited; and

     (qqq) "Vendor's Undertaking" has the meaning set out in Section 2.03(2), as may be amended pursuant to the terms of Section 2.03(3).

1.02 HEADINGS

     The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.03 EXTENDED MEANINGS

     In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.04 STATUTORY REFERENCES

     In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.05 ACCOUNTING PRINCIPLES

     Wherever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles.

1.06 CURRENCY

     All references to currency herein are to lawful money of Canada.

1.07 BEST OF KNOWLEDGE

     Any statement in this Agreement expressed to be made to "the best of the Vendor's knowledge" and any other references to the knowledge of the Vendor shall be understood to be made on the basis of the Vendor's actual knowledge (which shall be the actual knowledge of Lawrence Tanenbaum, Philip Stoddart, Ken Tanenbaum, Greg Jewiss, Doug Smith, the General Managers, the District Managers and the Controllers of the Companies who shall make due enquiry of their direct reports in their areas of responsibility promptly after the date hereof). If any statement is made in this Agreement or in any document or instrument contemplated to be delivered in this Agreement by any individual, such statement shall be deemed to have been made in his or her capacity as an officer of the Vendor or one of the Companies and shall be made without personal liability to that individual.

1.08 SCHEDULES

     The parties acknowledge that there are numerous schedules that are incomplete or missing at the time of execution of this Agreement. The Agreement is conditional on the parties settling the form and content of the incomplete or missing schedules. The parties acknowledge that any incomplete or missing Schedules to this Agreement will be provided by the Vendor to the Purchaser within 20 Business Days (except for Schedules 3.02(e), 6.01(o), 6.01(p) and the subscription agreement forming part of Schedule 6.01(v), which will be delivered by the Purchaser to the Vendor within 20 Business Days) of the date of execution hereof. The following are the Schedules that will be annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule 1.01(e)      -   Assets
Schedule 1.01(m)      -   Companies
Schedule 1.01(u)      -   Excluded Assets
Schedule 1.01(v)      -   Excluded Hold Properties - Type A
                                                   - Type B
Schedule 1.01(x)      -   Excluded Properties - Type A
                                              - Type B
Schedule 1.01(y)      -   Excluded Subsidiaries
Schedule 1.01(jj)     -   Leased Properties
Schedule 1.01(kk)     -   Leases
Schedule 1.01(mm)     -   Outright Sale Properties
Schedule 1.01(qq)     -   Permitted Personal Property Encumbrances
Schedule 1.01(rr)     -   Permitted Real Property Encumbrances
Schedule 1.01(tt)     -   Personal Property Leases
Schedule 1.01(uu)     -   Pre-Closing Transactions Memorandum
Schedule 1.01(zz)     -   Residual Option Properties
Schedule 1.01(aaa)    -   Retained Subsidiaries
Schedule 2.01(2)(a)   -   Preferred Share Conditions
Schedule 2.01(2)(b)       Form of Promissory Note
Schedule 2.05         -   Purchase Price Adjustments
Schedule 3.01(i)      -   Purchase Options
Schedule 3.01(l)      -   Financial Statements
Schedule 3.01(m)          Transactions Outside Ordinary Course
Schedule 3.01(r)          Unpurchased Inventory
Schedule 3.01(s)      -   Outstanding Governmental Authority Notices
Schedule 3.01(t)      -   Aggregate Reserve Quantities
Schedule 3.01(u)      -   Capital Expenditures
Schedule 3.01(v)      -   Dividends
Schedule 3.01(y)      -   Material Contracts
Schedule 3.01(aa)     -   Required Consents
Schedule 3.01(bb)     -   Bonds and Letters of Credit
Schedule 3.01(cc)     -   Agreements to Acquire
Schedule 3.01(ff)     -   Collective Bargaining Agreements
Schedule 3.01(gg)     -   Trade Unions
Schedule 3.01(hh)     -   Pending Organization Activities
Schedule 3.01(ii)     -   Changes in Remuneration

Schedule 3.01(jj)     -   Non-Arm's Length Indebtedness
Schedule 3.01(kk)     -   Benefit Plans
Schedule 3.01(ll)     -   Compensation Policies
Schedule 3.01(aaa)    -   Litigation and Product Liability
Schedule 3.01(bbb)    -   Business Jurisdictions
Schedule 3.01(ccc)    -   Non-compliance with Applicable Laws
Schedule 3.01 (ggg)   -   Notices of Assessments
Schedule 3.01(hhh)    -   Tenant Leases
Schedule 3.01(mmm)    -   Notices of Non-compliance with Site Plan,
                          Development and other Agreements
Schedule 3.01(nnn)    -   Violations of Zoning Laws
Schedule 3.01(ooo)    -   Non-compliance with Lease Obligations
Schedule 3.01(sss)    -   Environmental
Schedule 3.01(gggg)   -   Insurance Policies
Schedule 3.02(e)      -   Articles and By-laws of Purchaser
Schedule 4            -   Tax Disclosure Schedule
Schedule 5.02(4)      -   Part I -- Sketches of Parcels for Severance
                          Part II -- Form of Severance Agreement
Schedule 6.01(l)      -   Forms of Excluded Hold Property Agreement - Type A
                                                                    - Type B
Schedule 6.01(m)      -   Forms of Residual Option Property Agreement
Schedule 6.01(n)      -   Form of Transitional Lease for Certain Excluded
                          Properties
Schedule 6.01(o)      -   Form of Non-competition Agreement
Schedule 6.01(p)      -   Vendor's Counsel Opinion
Schedule 6.01(v)      -   Terms of Warrant and Subscription Agreement
Schedule 6.02(m)      -   Opinion(s) of Counsel to Lafarge Corporation,
                          Lafarge and the Purchaser

                          ARTICLE 2 - PURCHASE AND SALE

2.01 PURCHASE AND SALE AND PURCHASE PRICE

     (1) The Vendor will sell the Shares to the Purchaser and the Purchaser will purchase the Shares from the Vendor for a total purchase price of $428,400,000, less $138,907,000 on account of bank debt, current portion of long-term debt and long-term debt outstanding as at the Balance Sheet Date and $20,203,000 being the portion of the Tax Provisions classified as current liabilities on the Balance Sheet as at the Balance Sheet Date, (hereinafter referred to as the "PURCHASE PRICE") upon and subject to the terms and conditions hereof.

     (2) The Purchase Price will be paid and satisfied in full by delivery by the Purchaser to the Vendor of an aggregate of:

          (a) $178,197,000 in fully paid and non-assessable preferred shares in the capital of the Purchaser registered in the name of the Vendor having the share conditions and attributes described in Schedule 2.01(2)(a) hereto (the "SHARE PORTION");

          (b) $25,000,000 by way of a non-interest bearing promissory note of the Purchaser in favour of the Vendor as evidenced by a promissory note in the form attached as Schedule 2.01(2)(b) hereto; and

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                                       12


          (c) $66,093,000 by wire transfer, certified cheque or bank draft in, immediately available funds payable to the Vendor at par in Toronto subject to adjustment in accordance with the terms hereof (the "CASH PORTION").

          at the Time of Closing against delivery to the Purchaser of a share certificate or certificates evidencing the Shares duly endorsed for transfer to the Purchaser.

     (3) The Vendor and the Purchaser shall execute and the Vendor shall file with the Canada Customs and Revenue Agency and any applicable provincial Tax authority a valid election under subsection 85(1) of the ITA and the corresponding provisions of any applicable provincial statute in respect of the transfer of the Shares to the Purchaser (the "TAX ELECTIONS") in the form and manner and within the time prescribed by the relevant statute. The elected transfer price in such Tax Elections shall be the amount specified by the Vendor, subject to the limitation that the elected transfer price shall not be less than the greater of (a) the Vendor's cost amount, within the meaning of the ITA or the applicable provincial Tax legislation, of the Shares and (b) the Cash Portion of the Purchase Price.

2.02 CLOSING

     The sale and purchase of the Shares shall be completed at the Time of Closing at the offices of McCarthy Tetrault, Suite 4700, Toronto Dominion Bank Tower, Toronto-Dominion Centre, Toronto, Ontario.

2.03 PRE-CLOSING DUE DILIGENCE INVESTIGATIONS

     (1) The Vendor will permit the Purchaser until 5:00 p.m. (Toronto time) on the Due Diligence Date, through its agents and representatives, to make such reasonable investigation of the undertaking, property and assets of Warren and the Companies and of their financial, Tax, physical, environmental, regulatory compliance and legal condition and of the Pre-Closing Transactions as the Purchaser considers necessary or advisable to familiarize itself with such undertaking, property and assets, the Pre-Closing Transactions and other matters and the Vendor will supply access to any and all documents and records of Warren and the Companies to the Purchaser and its agents and representatives as they may reasonably require and as may be, to the best of the Vendor's knowledge, in the possession or control of Warren or the Companies. Such investigations and inspections will not, however, affect or mitigate the Vendor's covenants, representations and warranties hereunder which will continue in full force and effect. The Purchaser's access to the Lands shall be upon reasonable notice and during the normal business hours for the applicable property at the Purchaser's sole risk and expense for the purpose of making any inspections, soil tests and environmental audits. Such access shall be conducted in such a manner that minimizes interference with the use of the Lands and that does not contravene any Tenant Leases or unreasonably interfere with any tenants. Representatives of the Vendor shall have the right to accompany the Purchaser and its advisors and employees on any inspections and shall have the right to approve any invasive or intrusive testing prior to such testing being undertaken. The Purchaser and the Purchaser's consultants shall also have reasonable access, upon reasonable notice and in the accompaniment of a representative of the Vendor designated by the Vendor, to the general managers, district managers and controllers of the Companies with respect to the Lands. The Purchaser agrees to promptly repair any damage caused by inspections by its representatives and/or employees and hereby indemnifies the Companies and the Vendor and agrees to hold them harmless for all liabilities, actions, causes of action, expenses (including reasonable legal fees) and costs of repairing any damage caused by or directly attributable to such inspections, tests or audits and all claims relating to any of the foregoing, which indemnity shall survive termination of this Agreement. The parties agree that the terms and conditions of the confidentiality agreement dated December 14, 1999 between Lafarge Corporation, Lafarge, the Vendor and Warren, as clarified in the letter agreement dated March 22, 2000 between Lafarge, the Vendor, Warren and others regarding the offer to purchase Warren's assets in the National Capital Region, shall continue to apply to the non-public, confidential or proprietary information concerning Warren and the other Companies to be provided to Lafarge and the Purchaser. The Purchaser's due diligence teams will be organized so that Lafarge employees who are involved in bidding jobs in competition with the Companies will not participate in any activities that would give them access to any competitively sensitive information of the Companies.

          The Purchaser and Lafarge shall in good faith at or before 5:00 p.m. (Toronto time) on the Due Diligence Date advise the Vendor in writing of any matters known to the Purchaser or Lafarge that may constitute a misrepresentation or a breach of warranty or covenant and any other issues of concern that they become aware of in the context of their due diligence investigations, including the form and content of the Schedules to this Agreement. Within five days after the Due Diligence Date (the "GO FIRM DATE") the parties will in good faith seek to resolve by written agreement any issues that have arisen during due diligence, including, if mutually agreed, a good faith adjustment to the Purchase Price. In the event that the Purchaser is not, in its sole discretion, satisfied for any reason with either (a) the results of its due diligence investigations, or (b) the form and content of the Schedules to this Agreement and such issues have not been resolved by the parties as aforesaid, the Purchaser may terminate this Agreement by notice to the Vendor at any time prior to 5:00 p.m. (Toronto time) on the Go Firm Date.

          In the event that the Vendor is not, in its sole discretion, satisfied for any reason with either (a) any issues raised by the Purchaser and Lafarge in the context of their due diligence investigations; or (b) the form and content of the Schedules to this Agreement, and such issues have not been resolved by the parties, then the Vendor may, in its sole discretion, terminate this Agreement by notice to the Purchaser and Lafarge at any time prior to 5:00 p.m. (Toronto time) on the Go Firm Date.

          In the event that either party gives notice of termination to the other pursuant to this Section 2.03, the Purchaser and the Vendor shall be released from their respective obligations under this Agreement and each of the Vendor and Purchaser agree to release and forever discharge the other and their respective directors, officers and shareholders from all actions, causes of action, liabilities, claims and demands in connection with this Agreement, the termination thereof and the transactions contemplated hereby, provided that the confidentiality agreement described above shall continue to apply to the non-public, confidential or proprietary information of the parties.

     (2) The Purchaser agrees to accept title to the Outright Sale Properties and Residual Option Properties subject to the Permitted Real Property Encumbrances. The Purchaser shall be allowed until 5:00 p.m. (Toronto time) on the Due Diligence Date to investigate and satisfy itself with respect to (i) the title to the Properties and all matters related thereto; (ii) compliance of the Properties with work orders or deficiency notices, zoning, fire, health, building, aggregate resource regulations and other regulatory requirements and off-title matters;
          (iii) that realty taxes are current and the status of any outstanding local improvement charges or levies against the Properties; and (iv) matters relating to plans of survey for each of the Properties, or, in the case of the Properties in Quebec, surveyor's plans and certificates of location. The Purchaser will not authorize or request any Governmental Authority to inspect the Properties. The Purchaser shall use reasonable commercial efforts to complete such investigations and satisfy itself with respect to the foregoing matters for all of the Properties by 5:00 p.m. (Toronto time) on the Due Diligence Date. Based on such investigations and exercising the standard of a reasonably prudent purchaser of commercial real estate property, similar to the Properties and for the purposes intended, in the applicable jurisdictions, the Purchaser shall use all reasonable commercial efforts to deliver to the Vendor at or before 5:00 p.m. (Toronto time) on the Due Diligence Date valid objections in writing to title or Encumbrances (other than the Permitted Real Property Encumbrances) to all the Properties together with a list of requisitions and deficiencies with respect to such properties (which list shall not include the Real Property Permitted Encumbrances). Lafarge and the Purchaser undertake to instruct its counsel to retain agent counsel as may be required to expeditiously proceed with the real property due diligence contemplated by this Section 2.03(2) with the good faith intention of completing such due diligence by the Due Diligence Date. The Purchaser and Lafarge will advise the Vendor from time to time and at least on a weekly basis of the results of its due diligence investigations and deliver to the Vendor copies of the real property searches and responses from Governmental Authorities as they receive them on a weekly basis.

          If by 5:00 p.m. on the Due Diligence Date the Purchaser, notwithstanding its reasonable commercial efforts, has been unable to complete its real property due diligence with respect to one or more of the Properties, it will provide the Vendor in writing on or prior to the Due Diligence Date with reasonable particulars of the status of its due diligence with respect to such properties and what remains outstanding or unresolved. The Vendor may in its sole discretion extend the Due Diligence Date to allow the Purchaser more time to complete its real property due diligence on such Properties. If the Vendor elects not to extend the Due Diligence Date, the Vendor may, in its sole discretion terminate this Agreement by notice in writing to the Purchaser and Lafarge, in which case no party will have a claim for damages against the other.

          Subject to any extension granted by the Vendor as contemplated by the preceding paragraph, by 5:00 p.m. (Toronto time) on the Go Firm Date, the Vendor and the Purchaser, shall in good faith seek to resolve by written agreement (a) a list of permitted encumbrances and deficiencies with respect to the Properties, which shall include the Real Property Permitted Encumbrances (the "PERMITTED ENCUMBRANCES AND DEFICIENCIES"); and (b) an undertaking by the Vendor to use reasonable commercial efforts to remove, prior to or after Closing (as agreed upon by the Vendor and the Purchaser), those Encumbrances and title and other deficiencies with respect to the Properties which are not Permitted Encumbrances and Deficiencies (the "VENDOR'S UNDERTAKING"). The Vendor acknowledges the Purchaser may requisition in connection with Encumbrances on a landlord's interest in a Leased Property, the delivery of a valid non-disturbance agreement in a form acceptable to Lafarge and the Purchaser. The Purchaser acknowledges the Vendor may be unwilling or unable to obtain any non-disturbance agreement. The Vendor's Undertaking shall also include, if applicable, the agreement of the Vendor referred to below in this subsection in respect of the Additional Encumbrances.

          In the event that there are requisitions to remove Encumbrances and rectify deficiencies with respect to the Properties which the Vendor in its sole discretion shall be unwilling or unable to remove or satisfy, whether by undertaking or title insurance or otherwise, and which despite any proposal to remove or satisfy such matter, the Purchaser will not waive, or either party is not satisfied, in its sole discretion, that sufficient searches and inquiries have not been completed and responses obtained in respect of the Properties, then, at either party's option, exercisable by written notice to the other by 5:00 p.m. (Toronto time) on the Go Firm Date this Agreement shall, notwithstanding any intermediate acts or negotiations in respect of such requisitions, be null and void and the Purchaser and the Vendor shall be released from all obligations under this Agreement (except for those obligations which survive termination of this Agreement).

     (3) Encumbrances relating to the Properties arising after the date of the Purchaser's search of title and before Closing other than encumbrances caused by the Purchaser or its lenders are hereinafter called the "ADDITIONAL ENCUMBRANCES". In the event that, on the Closing Date, there are any Additional Encumbrances, the Vendor having regard to the standard of a reasonably prudent vendor, and the Purchaser, having regard to the standard of a reasonably prudent purchaser, in each case of commercial real property similar to the Properties and for the purposes intended, in the applicable jurisdictions, will in good faith seek to resolve by written agreement that any Additional Encumbrances will be either designated as Permitted Encumbrances and Deficiencies or will be added to the Vendor's Undertaking for removal by the Vendor prior to or after Closing (as agreed upon by the Vendor and the Purchaser). If by applying the applicable standard it is agreed that an Additional Encumbrance should be added to the Vendor's Undertaking and should be removed on or before Closing, the Purchaser agrees to extend the date for Closing if requested to do so by the Vendor for such reasonable period of time as the Vendor requires to remove the Additional Encumbrances, provided that in no event shall the Closing Date be extended for more than 30 days. In the event that on the Closing Date, the Vendor and the Purchaser have not agreed on designating the Additional Encumbrances as Permitted Encumbrances and Deficiencies or on adding the Additional Encumbrances to the Vendor's Undertaking by Closing, then, at either party's option, exercisable by written notice this Agreement shall be terminated, null and void and of no further force and effect, the Purchaser and the

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                                       16


          Vendor shall be released from all obligations under this Agreement (except for those obligations which survive the termination of this Agreement).

2.04 ACKNOWLEDGEMENT OF PURCHASER

     The Purchaser acknowledges and agrees that on Closing, title to the Properties shall be subject to the Permitted Encumbrances and Deficiencies and those title and other deficiencies, if any, which remain to be rectified by the Vendor after Closing by the terms of the Vendor's Undertaking.

2.05 PURCHASE PRICE ADJUSTMENT

     The Cash Portion of the Purchase Price will be adjusted in accordance with the terms and conditions set forth in Schedule 2.05 attached hereto.

                   ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.01 VENDOR'S REPRESENTATIONS AND WARRANTIES

     The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on these representations and warranties in entering into this Agreement and the transactions contemplated under this Agreement:

Corporate

     (a) Warren is a corporation duly incorporated, organized and subsisting under the laws of the Province of Ontario and the Retained Subsidiaries are corporations duly incorporated, organized and subsisting under the laws of the jurisdictions as set out in Schedule 1.01(m), each as a private company as that term is defined in the Securities Act (Ontario) (or the corresponding legislation affecting the Retained Subsidiaries) with the corporate power to own their respective assets and to carry on the Business and each has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which Warren or the Retained Subsidiaries are subject;

     (b) no bankruptcy, insolvency or receivership proceedings have been instituted or are pending against Warren or any of the Companies and Warren is able to satisfy their liabilities as they become due;

     (c) the authorized capital of Warren consists solely of 44,999,998 Class "A" Special Shares, 150 Class "B" Special Shares, 999,925 Class "C" Special Shares, an unlimited number of Class "D" Special Shares and 10,000 Common Shares of which only 150 Class "B" Special Shares, 75 Class "C" Special Shares and 16,101,216 Class "D" Special Shares have been validly issued and immediately prior to the Time of Closing will be outstanding as fully paid and non-assessable, with the Vendor being the only beneficial and registered owner thereof;

     (d) the issued capital of the Retained Subsidiaries has been validly issued and outstanding as fully paid and non-assessable, with Warren or another Retained Subsidiary as set out in Schedule 1.01(m) being the only beneficial and registered owners thereof, with good and marketable title thereto, free and clear of all Encumbrances;

     (e) the Vendor is the beneficial and registered owner of the Shares, with good and marketable title thereto, free and clear of all Encumbrances and, without limiting the generality of the foregoing, none of the Shares is subject to any voting trust, shareholder agreement or voting agreement;

     (f) the Vendor is a corporation duly incorporated, organized and subsisting under the laws of Ontario and has good and sufficient power, authority and right to enter into, execute and deliver this Agreement and the Transaction Documents to which it is a party and to transfer the legal and beneficial title and ownership of the Shares to the Purchaser free and clear of all Encumbrances;

     (g) the execution and delivery of this Agreement, the Transaction Documents to which the Vendor is a party and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by the Vendor and, if applicable, by its shareholders and no other corporate proceedings or approvals are necessary to authorize this Agreement, the Transaction Documents to which the Vendor is a party or the transactions contemplated hereby or thereby;

     (h) this Agreement and the Transaction Documents to which the Vendor is a party constitute valid and legally binding obligations of the Vendor, enforceable against the Vendor in accordance with their terms subject to applicable bankruptcy and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court;

     (i) there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon:

          (i) the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Shares other than pursuant to the provisions of this Agreement, or

          (ii) except as described in Schedule 3.01(i), the Companies to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Assets or the Lands other than pursuant to the Pre-Closing Transactions or in the ordinary course of business;

          (iii) Warren or any Retained Subsidiary to allot or issue any of the unissued shares of Warren or any Retained Subsidiary or to create any additional class of shares;

     (j) neither the entering into nor the delivery of this Agreement, the Transaction Documents nor the completion of the transactions contemplated hereby or thereby by the Vendor or by Warren will result in the violation of:

          (i) any of the provisions of the constating documents or by-laws of the Vendor, the Companies or Warren;

          (ii) any agreement or other instrument to which Warren, the Companies or the Vendor is a party or by which Warren, the Companies or the Vendor is bound, or

          (iii) any Applicable Law;

     (k) on the Closing Date, except for Smelter Bay Aggregates Inc. and Yundt Brothers Construction Limited, each Retained Subsidiary will be owned by Warren as a wholly-owned subsidiary of Warren;

Financial

     (l) the audited consolidated financial statements of Warren consisting of the Balance Sheet and statements of income, retained earnings and changes in financial position for the period ended on the Balance Sheet Date, together with the report of the Accountants thereon and the notes thereto (hereinafter collectively referred to as the "Financial Statements"), a copy of which is attached hereto as
          Schedule 3.01(l):

          (i) are in accordance with the books and accounts of Warren as at the Balance Sheet Date,

          (ii) present fairly the assets, liabilities (including, to the extent required by GAAP, all contingent liabilities) and financial position of Warren as at the Balance Sheet Date, and

          (iii) have been prepared in accordance with GAAP consistently applied;

     (m) except as disclosed in Schedule 3.01(m), since the Balance Sheet Date the Business has been carried on in its usual and ordinary course and except for the Pre-Closing Transactions, neither Warren nor any Company has entered into any material transaction out of the usual and ordinary course of business (it being acknowledged by the Purchaser that acquisitions and investments that are not material to the operations of Warren or any Company are made in the ordinary course of the Business);

     (n) since the Balance Sheet Date there has been no material change in the affairs, business, prospects, operations or condition of Warren and the Companies or the Business taken as a whole, financial or otherwise, whether arising as a result of any legislative or regulatory change, revocation of any licence or right to do business, fire, explosion, accident, casualty, labour dispute, flood, drought, riot, storm, condemnation, act of God, public force or otherwise, except changes occurring in the usual and ordinary course of business which have not materially adversely affected the affairs, business, prospects, operations or condition of Warren, the Companies and the Business, taken as a whole, financial or otherwise;

Condition of Assets

     (o) all of the undertaking, property and assets comprising the Business, including the Leases and the Assets as set forth in Schedule 1.01(e) (prepared as at the Balance Sheet Date and with such additions and disposals thereafter in the ordinary course of business), (other than the Lands and subject to the immediately following sentence) are owned by the Companies, each having title, free and clear of all Encumbrances and any rights of others except for Permitted Personal Property Encumbrances and except that immediately prior to the Time of Closing, Warren and the Companies will effect the Pre-Closing Transactions. No other person now owns or on the Closing Date will own assets which are being used by Warren or any Company in the Business, except for the Leased Properties, the personal property leased pursuant to the Personal Property Leases and the property interests to be transferred to the Vendor or a subsidiary of the Vendor pursuant to the Pre-Closing Transactions (it being acknowledged by the Purchaser and Lafarge that subcontractors' equipment may be used from time to time in the Business in the ordinary course of the Business but it is impracticable to attempt to list such particulars). Subject to the exceptions listed in the preceding sentence, the Assets and the Lands are substantially all of the assets that have been used to conduct the Business as it was conducted by the Companies prior to the date hereof;

     (p) all machinery, asphalt equipment, aggregate plants and equipment and other equipment used in the Business, taken as a whole, has been, and until Closing will be, properly maintained by Warren and the Retained Subsidiaries in all material respects and are generally in good working order for the purposes of on-going operation, subject to the ordinary wear and tear for machinery and equipment of comparable age and indicated value. For greater certainty, some equipment is not in good working order but that has been reflected in the indicated value;

     (q) all of the accounts receivable of Warren and the Companies on the date hereof have been accurately reflected in the books and records of Warren and the Companies on the date hereof and will be accurately reflected in the books and records of Warren and the Retained Subsidiaries at the Time of Closing, and are valid accounts receivable which have been adequately reserved and are not subject to any defence, counterclaim or set-off which is not adequately reserved;

     (r) all of the inventories of the Companies are reflected in the Financial Statements or in the books and records of the Companies on the basis of accounting procedures and valuation methods used on a basis consistent with past practice and except as may be sold in the ordinary course of business, all inventories of the Companies on the date hereof, and immediately prior to the Time of Closing, will be owned by Warren or a Retained Subsidiary at the Time of Closing;

     (s) except as disclosed in Schedule 3.01(s), to the knowledge of the Vendor, there are no outstanding orders, notices or similar requirements relating to the Companies or Warren issued by any building, environmental, fire, health, labour or police authorities or from any other Governmental Authority out of the ordinary course of business and there are no matters out of the ordinary course of business under discussion with any such authorities relating to any such orders, notices or similar requirements;

     (t) the Aggregate reserve estimates as at the Balance Sheet Date for each business unit of Warren taken as a whole as described in Schedule 3.01(t) are at least equal to the quantities set forth in Schedule 3.01(t), provided, however, that the parties agree that the procedures described in Schedule 3.01(t) will apply to any determination of damages for breach of the foregoing;

Contracts and Commitments

     (u) except as disclosed in Schedule 3.01(u), no single capital expenditure in excess of $1,000,000 has been made or authorized by Warren or any of the Retained Subsidiaries since the Balance Sheet Date (it being acknowledged by the Purchaser that additional single capital expenditures in excess of $1,000,000 in the ordinary course of the Business may be made or authorized by Warren or any of the Retained Subsidiaries with the consent of the Purchaser, not to be unreasonably withheld or delayed);

     (v) except as disclosed in Schedule 3.01(v), no dividends have been declared or paid on or in respect of the Shares and no other distribution on any of its securities or shares has been made by Warren or any of the Retained Subsidiaries since the Balance Sheet Date, other than those that may have been made to another Retained Subsidiary or Warren, and all dividends which to the date hereof have been declared or paid by Warren or any of the Retained Subsidiaries have been duly and validly declared or paid (it being agreed by the Purchaser that the Vendor shall be entitled to dividends at a rate of up to $200,000 per month and management fees at a rate of up to $100,000 per month for the period from the Balance Sheet Date to the Closing Date and that Warren and the Retained Subsidiaries may make donations to The Lawrence Tanenbaum Family Charitable Foundation of up to $500,000 in aggregate during the period from the Balance Sheet Date to the Closing Date and any dividends, management fees and charitable donations to such foundation in excess of such amounts will reduce the Cash Portion of the Purchase Price);

     (w) there are no outstanding liabilities against Warren or any Retained Subsidiary except liabilities incurred in the usual and ordinary course of business and those liabilities shown or reflected on or provided for in the books and records of Warren or a Retained Subsidiary;

     (x) except as contemplated by the Transaction Documents, after the Closing Date neither Warren nor any Retained Subsidiary will be liable or responsible for any liabilities or obligations (whether absolute, contingent, accrued or otherwise) of any Excluded Subsidiary or of or in connection with any Excluded Assets, Excluded Hold Properties or Excluded Properties;

     (y) neither Warren nor any Retained Subsidiary is a party to (i) any construction contract generating gross revenues for Warren or a Retained Subsidiary in excess of $100,000; (ii) any other contract or commitment (including without limitation any contract or commitment to pay any royalty, licence fee or management fee but excluding those in connection with any construction contract) extending for a period longer than March 31, 2001 and involving expenditures by Warren or a Retained Subsidiary in excess of $60,000, or (iii) any contract or commitment which could reasonably be expected to materially affect the business, affairs or prospects, financial or otherwise, of the Business, except such contracts or commitments as are disclosed in Schedules 1.01(kk) and 3.01(y) attached hereto, true and complete copies of which will be made available to the Purchaser as soon as practicable following execution of this Agreement and in any event at least 30 days prior to the Due Diligence Date;

     (z) neither Warren nor any Company is in material default or breach of any contract or commitment disclosed in Schedules 1.01(kk) and 3.01(y) to which it is a party and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and all such contracts and commitments are in good standing in all material respects and in full force and effect without amendment thereto and as of the date hereof a Company is, and, except as disclosed in Schedule 1.01(kk), at the Time of Closing Warren or a Retained Subsidiary will be entitled to all benefits thereunder;

     (aa) Schedule 3.01(aa) sets forth a complete list of all notices, consents, authorizations, licenses, franchise agreements, permits, approvals or orders of any person or government required to permit the Vendor to complete this transaction with the Purchaser (the "REQUIRED CONSENTS");

     (bb) attached as Schedule 3.01(bb) is a list of all bonds, letters of credit or similar surety arrangements outstanding or in effect for the Business (it being acknowledged by the Purchaser and Lafarge that this schedule may be updated to reflect additions and deletions in the ordinary course of the Business up to the Closing Date);

     (cc) except as contemplated by the Pre-Closing Transactions and as disclosed in Schedule 3.01(cc), neither Warren nor any Retained Subsidiary owns or has any agreements of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interests in any person, firm or corporation, and neither Warren nor any Retained Subsidiary has any agreements to acquire any other business operations;

     (dd) except as contemplated by the Pre-Closing Transactions and as disclosed in Schedule 3.01(cc), there is no agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from Warren or the Companies of any portion of or interest in the Business or any of the Assets or the Properties other than in the usual and ordinary course of business;

Employees

     (ee) within 10 Business Days of the date hereof, the Vendor will provide the Purchaser with a true and complete list setting out as of June 30, 2000:

          (i) the names of all employees or consultants of Warren or a Retained Subsidiary,

          (ii) their annual salary or remuneration,

          (iii) their job title,

          (iv) their total length of employment including any prior employment as disclosed in Warren's or any Company's records that would affect calculation of years of service for purposes of benefit entitlement (including statutory notice or statutory severance pay) or pension entitlement,

          (v)  the length of any consulting contract,

          (vi) whether the employees are union or non-union,

          (vii) whether any such employees are on any approved or statutory leave of absence and, if so, the reason for the absence, and

          (viii) other terms and conditions of their employment.

     (ff) neither Warren nor any Company is bound by or a party to any collective bargaining agreement, except such agreements and plans as are listed in Schedule 3.01(ff) attached hereto;

     (gg) except as set out in Schedule 3.01(gg), no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

          (i) holds bargaining rights with respect to any of Warren's or any Company's employees by way of certification, interim certification, voluntary recognition, designation or successor rights,

          (ii) to the Vendor's knowledge has applied to be certified as the bargaining agent of any of Warren's or any Company's employees, or

          (iii) to the Vendor's knowledge has applied to have Warren or any Company declared a related employer pursuant to Section 1(4) of the Labour Relations Act (Ontario) and the equivalent legislation in Quebec, Saskatchewan, Alberta and British Columbia;

     (hh) except as disclosed in Schedule 3.01(hh), there are no actual, or to the Vendor's knowledge, threatened or pending organizing activities of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any actual, or to the Vendor's knowledge, threatened or pending unfair labour practice complaints, strikes, work stoppages, picketing, lock-outs, boycotts, slowdowns, arbitrations, grievances, charges or similar labour related disputes or proceedings pertaining to the Business;

     (ii) since the Balance Sheet Date there have been no material changes in the terms and conditions of employment of any employees of Warren or the Companies including their salaries, remuneration and any other payments to them, and there have been no material changes in any remuneration payable or benefits provided to any officer, director, consultant, independent or dependent contractor or agent of Warren or any of the Companies, and neither Warren nor any Company has agreed or otherwise become committed to change any of the foregoing, except in the ordinary course of business or as described in Schedule 3.01(ii);

     (jj) except as disclosed in Schedule 3.01(jj), no director, former director, officer, shareholder or employee (or relative of any of the foregoing) of Warren or any

          Company or any person not dealing at arm's length within the meaning of the ITA with any such person is indebted to Warren or any Company;

Benefits Plans

     (kk) Schedule 3.01(kk) contains a list of every benefit plan, program, agreement or arrangement (whether written or unwritten) maintained, contributed to, or provided by Warren or any Company for the benefit of any of its employees or dependent or independent contractors of Warren or any Company or their respective dependants or beneficiaries (the "BENEFIT PLANS") including all bonus, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement and supplementary retirement plans, programs, agreements and arrangements;

     (ll) Schedule 3.01(ll) contains a list of all compensation policies and practices of Warren ("COMPENSATION POLICIES") applicable to employees and dependent and independent contractors of Warren or any Company;

     (mm) the Vendor has delivered to the Purchaser true, complete and up-to-date copies of all Benefit Plans and Compensation Policies and all amendments thereto together with, as applicable, all funding agreements, all summary descriptions of the Benefit Plans and Compensation Policies provided to present participants therein and, if applicable, the two most recent actuarial reports, the financial statements and evidence of any registration in respect thereof;

     (nn) to Vendor's knowledge, no fact, condition or circumstance exists that would materially affect the information contained in the documents provided pursuant to Section 3.01(kk) and, in particular, except as required by Applicable Law or collective agreement no promises or commitments have been made by the Vendor, Warren or any Company to amend any Benefit Plan or Compensation Policy;

     (oo) except as disclosed on Schedule 3.01(kk), all of the Benefit Plans are duly registered where required by Applicable Law (including registration with the relevant tax authorities where such registration is required to qualify for tax exemption or other beneficial tax status) and together with the applicable funding arrangements are in compliance in all material respects with all Applicable Law and the requirements of Canada Customs and Revenue Agency and its predecessor;

     (pp) all the contribution obligations of the Vendor, Warren and each Company to any of the Benefit Plans that are multi-employer plans are set out accurately in the collective bargaining agreements listed in
          Schedule 3.01(ff);

     (qq) any Benefit Plan that is a pension plan registered under the ITA which has been created as a result of the division of a predecessor pension plan or the merger of one or more pension plans, has received approval therefor from all appropriate regulatory authorities;

     (rr) to the Vendor's knowledge, without material exception, the investments held in respect of a Benefit Plan are qualified or eligible investments and are not prohibited investments under the terms of the Benefit Plan and all supporting documents or any applicable legislation, and each Benefit Plan has or had the power and authority to make such investments and is permitted under all Applicable Law and the terms of the Benefit Plan and all supporting documents to continue to hold such investments;

     (ss) except as permitted by the Benefit Plans and Applicable Law, there has been no withdrawal of surplus assets or any other amounts from any of the Benefit Plans other than proper payments of benefits to eligible beneficiaries, refunds of over-contributions to plan members and permitted payments of reasonable expenses incurred by or in respect of such Benefit Plan;

     (tt) all employer contribution holidays have been permitted by the terms of the Benefit Plans and have been in accordance with Applicable Law;

     (uu) no order has been made or notice given pursuant to any Applicable Law requiring (or proposing to require) the Vendor, Warren or any Company to take (or refrain from taking) any action in respect of any Benefit Plan;

     (vv) all employer and, if applicable, employee contributions under the Benefit Plans (including, without limitation, all current service costs and any special payments required to be made) have been remitted in a timely manner (other than current contributions not in arrears), the Benefit Plans have been funded in accordance with their terms;

     (ww) to Vendor's knowledge, all material returns, filings, reports and disclosures relating to the Benefit Plans required pursuant to the terms of the Benefit Plans, applicable legislation or any regulatory authority, have been filed or distributed in accordance with all requirements, all filing fees and levies imposed on the Benefit Plans by the regulatory authorities or applicable legislation have been made on a timely basis and the funds of the Benefit Plans are not exposed to any late filing fees that have not been remitted;

     (xx) to Vendor's knowledge, there are no actions, suits, claims, trials, demands, investigations, arbitrations or other proceedings pending or, threatened with respect to the Benefit Plans against the Vendor, Warren, any Company, the funding agent, the insurers or the fund of such Benefit Plans, other than claims for benefits in the ordinary course or as disclosed in writing by the Vendor to the Purchaser;

     (yy) to Vendor's knowledge, no event has occurred and no condition or circumstance exists that has resulted or could reasonably be expected to result in any Benefit Plan being ordered or required to be terminated or wound-up in whole or in part or having its registration under any Applicable Law being refused or revoked or being placed under the administration of any trustee or receiver or any regulatory authority or being required to pay any material taxes or penalties under any applicable legislation;

     (zz) to Vendor's knowledge, no event has occurred and there has been no failure to act on the part of the Vendor, Warren, any Company, any funding agent or any administrator of any of the Benefit Plans that could subject to the Vendor, Warren, any Company or the fund of any Benefit Plan to the imposition of any material Tax or other disability with respect to any Benefit Plans, whether by way of indemnity or otherwise;

Litigation and Proceedings

     (aaa) except for the matters referred to in Schedule 3.01(aaa), there are no actions, suits or proceedings, judicial or administrative (whether or not purportedly on behalf of Warren or any Company) pending or, to the Vendor's knowledge, threatened, by or against or affecting Warren, any Company or the Business, at law or in equity, or before or by any court of Governmental Authority which could reasonably be expected to materially and adversely affect the business, affairs or prospects of Warren, any Company or the Business, financial or other or which might adversely affect the ability of the Vendor to enter into this Agreement or to consummate the transactions contemplated hereby, and the Vendor is not aware of any existing ground on which any action, suit or proceeding may be commenced with any reasonable likelihood of success. Without restricting the generality of the foregoing, except as disclosed in Schedule 3.01(aaa), no material product liability claims outside the ordinary course of business have been asserted or made, and continue to be outstanding, against Warren or any Company alleging any defect in the design, manufacture or materials of any of the products of the Business;

Conduct of Business

     (bbb) neither Warren nor any Company is conducting the Business nor does Warren or any Company have a permanent establishment (as defined in the ITA) in any jurisdiction except those jurisdictions disclosed in
          Schedule 3.01(bbb);

     (ccc) except as disclosed in Schedule 3.01(ccc), on the date hereof the Companies are, and at the Time of Closing Warren and the Retained Subsidiaries will be, conducting the Business in compliance with all Applicable Laws of each jurisdiction in which the Business is carried on, except for violations which could not reasonably be expected to have a material adverse effect on the Business;

     (ddd) on the date hereof the Companies are, and at the Time of Closing Warren and the Retained Subsidiaries will be duly licensed, registered or qualified, and duly possess all material Permits, in all provinces and municipalities thereof in which the Business is carried on to enable the Business to be carried on substantially as now conducted and its assets to be owned, leased and operated;

     (eee) all Permits described above are valid and subsisting and in good standing in all material respects and none of the same contains or is subject to any term, provision, condition or limitation which has or may have a materially adverse effect on the operation of the Business by Warren or the Retained Subsidiaries or which may materially adversely change or terminate such Permit by virtue of the completion of the transactions contemplated hereby;

Realty

     (fff) for those Outright Sale Properties and Residual Option Properties on which the parties have not agreed on Permitted Encumbrances and Deficiencies and on a Vendor's Undertaking as contemplated by Section
          2.03 (the "REMAINING PROPERTIES") and provided the Vendor has not terminated this Agreement pursuant to Section 2.03, on the Closing Date, Warren or the Retained Subsidiaries will have good and marketable title to the Remaining Properties free of any Encumbrances subject only to (i) any Permitted Real Property Encumbrances; and (ii) any other Encumbrances which are not in the aggregate material and which do not materially impair the present use or marketability of the relevant Property for its present use. For greater certainty, the foregoing representation and warranty shall not apply to any Outright Sale Properties or Residual Option Properties for which the parties have agreed on Permitted Encumbrances and Deficiencies and, subject to the terms thereof, on a Vendor's Undertaking as contemplated by
          Section 2.03;

     (ggg) to the Vendor's knowledge, except as disclosed in Schedule 3.01(ggg) neither Warren nor any Retained Subsidiary has received notice of any material assessment or any material capital charges or levies assessed or proposed to be assessed against any of the assets of Warren or any Retained Subsidiary by a Governmental Authority or that any Governmental Authority intends to require Warren or any Retained Subsidiary to pay any material charges for any future roads, utilities or services relating to the Properties;

     (hhh) the Vendor has not granted any material real property leases relating to parts of the Lands, except those described in Schedule 3.01(hhh) (the "TENANT LEASES"), complete copies of which will be provided to the Purchaser within 15 days of the execution of this Agreement;

     (iii) except as otherwise disclosed in this Agreement or the Schedules hereto, neither Warren nor any Retained Subsidiary own or lease, and has not agreed to acquire or lease, any material real property or material interest in real property other than the Properties;

     (jjj) except for the Permitted Real Property Encumbrances and the Permitted Encumbrances and Deficiencies, the Vendor agrees on or before the Closing Date at its sole cost and expense, to discharge any Encumbrances, mortgages, liens, charges, security interests or hypothecs affecting title to any of the Outright Sale Properties and Residual Option Properties and the Companies' leasehold interest with respect to Leased Properties to the extent provided in the Vendor's Undertaking;

     (kkk) the parties agree to act reasonably in attempting to resolve any valid objections to title or Encumbrances the Purchaser, Lafarge or their solicitors may submit to the Vendor or its solicitors in writing as provided in Section 2.03 and, in particular, if any problem directly affects the quantity or cost of accessing the legally mineable Aggregates reserves on a property, such problem may be addressed if both parties agree at such time by way of the reserve adjustment formula under Section 3.01(t);

     (lll) within 15 days of the execution and delivery by the Purchaser to the Vendor of this Agreement, the Vendor will provide to the Purchaser true and complete copies of all surveys and surveyors' reports with respect to the Properties, or, in the case of Properties in Quebec, surveyors' plans and certificates of location, complete copies of all Leases and Tenant Leases, all environmental reports with respect to the Properties and all legal opinions as to title to the Properties, in each case which, to the best of the Vendor's knowledge, are in the Vendor's possession or control and valid authorizations with respect to the release of information (but not to authorize or request any inspections) retained in the files of Governmental Authorities with respect to the Properties (all items referenced in this paragraph are, collectively, the "DUE DILIGENCE DOCUMENTS");

     (mmm) to the Vendor's knowledge, except as disclosed in Schedule 3.01(mmm), Warren and the Retained Subsidiaries have not received any notices of non-compliance or outstanding matters of a material nature with respect to site plan, development and other agreements with Governmental Authorities affecting the Properties;

     (nnn) to the Vendor's knowledge, except as disclosed in Schedule 3.01(nnn), Warren and the Retained Subsidiaries have not received any notification alleging any violation of Applicable Laws relating to zoning or building and there are no expropriation, condemnation or similar proceedings pending with respect to any of the Properties or any part thereof;

     (ooo) except as disclosed in Schedule 3.01(ooo), Warren and the Retained Subsidiaries have complied in all material respects with all of the tenant obligations in connection with the Leases for the Leased Properties and, to the Vendor's knowledge, the landlords thereunder have complied in all material respects with their obligations thereunder;

     (ppp) Warren and the Retained Subsidiaries have complied in all material respects with all of the landlord obligations in connection with the Tenant Leases and, to the Vendor's knowledge, the tenants thereunder have complied in all material respects with their obligations thereunder;

     (qqq) Schedules 1.01(mm), 1.01(zz), and 1.01(jj) are a fully complete and accurate list of the municipal addresses, where assigned and available in Warren's records, and the short legal descriptions and realty tax assessment numbers for all the Outright Sale Properties, Residual Option Properties and Leased Properties, respectively;

     (rrr) the Vendor does not own, legally or beneficially, any land abutting the Properties;

Environmental

     (sss) except as disclosed in Schedule 3.01(sss), the Business, as carried on by the Warren and the Companies, and the Assets and the Lands are and have been in compliance in all material respects with all applicable Environmental Laws;

     (ttt) Schedule 3.01(sss) contains a complete list of all Permits required by Warren and the Companies under applicable Environmental Laws used to carry on the Business in its usual and ordinary course. Such Permits are in full force and effect, and there are no other Permits required by Warren and the Companies under applicable Environmental Laws to carry on the Business in its usual and ordinary course;

     (uuu) except as disclosed in Schedule 3.01(sss), Warren and the Companies have not used any of the Assets or Lands, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose, transfer, produce or process Hazardous Substances, except in compliance in all material respects with all applicable Environmental Laws. None of the Lands has been used for or been designated as a waste disposal site under applicable Environmental Laws, except that the Lands have been used as snow dumps and to store recyclable construction material and salt intended for use in the conduct of the Business;

     (vvv) except as disclosed in Schedule 3.01(sss) and minor infractions for dust, noise, vibration and odour, in the three years preceding the date hereof, neither Warren nor any Company has been convicted of an offence in relation to the Business under any Environmental Laws or been subjected in relation to the Business to any judgment, injunction or other proceeding for non-compliance with any Environmental Laws, and neither Warren nor any Company has settled any prosecution or other proceeding short of conviction in connection therewith, in relation to the Business, in each case which could reasonably be expected to have a material adverse effect on the Business or a particular site. Warren and the Companies are not now and have never been subject to any administrative order under Environmental Laws from any Governmental Authority in relation to the Business that could reasonably be expected to materially adversely affect the Business or a particular site. Except as disclosed in Schedule 3.01(sss) there is no existing condition at, on or under the Lands that it is reasonable to expect would give rise to an administrative order under Environmental Laws from any Governmental Authority in relation to the Business that could reasonably be expected to materially adversely affect the Business or a particular site;

     (www) except as described in Schedule 3.01(sss), Warren and the Companies have not caused or permitted the Release of any Hazardous Substances at, on or under the Lands, except in compliance in all material respects with applicable Environmental Laws;

     (xxx) except as disclosed in Schedule 3.01(sss), there are no Hazardous Substances in groundwater migrating from the Lands (i) in Ontario in excess of the applicable Table A or Table B Criteria (industrial/commercial land uses) in the Guidelines for Use at Contaminated Sites in Ontario (Ontario Ministry of the Environment and Energy, February 1997, as revised), or (ii) in Quebec in excess of the applicable standard in the Politique de Protection des sols et de rehabilitation des terrains contamines, 1998 as revised, or (iii) in British Columbia in excess of concentrations such that the Lands would be considered to be contaminated sites for the purposes of the Contaminated Sites Regulation under the Waste Management Act (British Columbia); or (iv) in Saskatchewan in excess of the applicable standard in the Risk-Based Corrective Actions for Petroleum Contaminated Sites (Saskatchewan Environment and Resource Management,

          November 1995), or (v) in Alberta at concentration levels in excess of the applicable groundwater quality standards established by Alberta Environmental Protection and published in March 1994 under the title "Alberta Tier I Criteria for Contaminated Soil Assessment and Remediation";

     (yyy) except as disclosed in Schedule 3.01(sss), there are no Hazardous Substances in surface water migrating from the Lands (i) in Ontario in breach of the Provincial Water Quality Objectives (including Interim Provincial Water Quality Objectives) of the Ontario Ministry of the Environment and Energy (July 1994, as revised), or (ii) in Quebec in breach of the applicable standard in the Politique de Protection des sols et de rehabilitation des terrains contamines, 1998 as revised, or
          (iii) in British Columbia in excess of concentrations such that the Lands would be considered to be contaminated sites for the purposes of the Contaminated Sites Regulation under the Waste Management Act (British Columbia), or (iv) in Saskatchewan in breach of the Surface Water Quality Objectives (Saskatchewan Environment and Resource Management, August 1997), or (v) in Alberta in breach of the Surface Water Quality Guidelines for use in Alberta (Alberta Environment,
          1999), that could reasonably be expected to give rise to an administrative order under applicable Environmental Laws from any Governmental Authority or that presents a material risk of a prosecution or other enforcement action under applicable Environmental Laws;

     (zzz) except as disclosed in Schedule 3.01(sss), there are no Hazardous Substances in soil at, on or under any of the Lands in concentrations and amounts that present a material risk to the health or safety of any person;

     (aaaa) neither Warren nor any Company has received written notice, nor does the Vendor have knowledge of any conditions or circumstances that could reasonably be expected to give rise to any notice, that Warren or a Company or its predecessors are potentially responsible for any remedial action under any applicable Environmental Law in connection with the Business, except as disclosed in Schedule 3.01(sss);

     (bbbb) the Vendor will provide the Purchaser promptly after execution of this Agreement with copies of all analyses and monitoring data for soil, groundwater and surface water and all reports pertaining to any environmental assessments or audits relating to the Business that are in the possession or control of any of Warren or the Companies;

     (cccc) Warren and each Retained Subsidiary has made all royalty payments required to be made under the Aggregate Resources Act (Ontario), as amended, the Mines and Minerals Act (Alberta), Guidelines for Environmental Protection During Development and Restoration of Sand and Gravel Pits (Sask. Environment and Resource Management, September
          1983), and similar legislation in Quebec and British Columbia (collectively, the "AGGREGATES LEGISLATION") and are in compliance in all material respects with the terms and conditions of all Permits issued to Warren and the Retained Subsidiaries under the Aggregates Legislation;

     (dddd) during the Due Diligence Period, the Purchaser and its environmental consultants shall be permitted at the Purchaser's expense to conduct environmental inspections of the Lands and to make inquiries with relevant Governmental Authorities including the Ministry of the Environment, the Ministry of National Resources and the local municipality and the Vendor shall provide reasonable access to the Lands and facilitate such inquiries for such purpose. The Vendor shall be entitled to have a representative at any meetings held by the Purchaser and/or its representatives with such Governmental Authorities. The Purchaser will provide the Vendor with copies of any written reports of the environmental consultants resulting from such due diligence promptly after such reports become available and the Purchaser shall provide written notice to the Vendor of any environmental problems (the "KNOWN ENVIRONMENTAL PROBLEMS") disclosed by its due diligence that constitute a breach of the Vendor's representations and warranties in Sections 3.01(sss) through 3.01(bbbb), inclusive, or, if not addressed, that could reasonably be expected to constitute a breach of the Vendor's representations and warranties in Sections 3.01(sss) through 3.01(bbbb), inclusive, within a period of four years after the Closing Date (for greater certainty excluding as a Known Environmental Problem any petroleum product and road salt contamination and recyclable construction materials that reflects the uses in the ordinary course of the business of the Companies of the Lands as described in Schedule 3.01(sss) provided that it does not otherwise constitute a breach at the Closing Time of the Vendor's representations and warranties in Sections 3.01(xxx), (yyy) and (zzz). Notwithstanding any other provision of this Agreement, the Purchaser acknowledges the prior and continuing uses of the Lands as described in Schedule 3.01(sss) and accepts the petroleum product and road salt contamination and recyclable construction materials that reflects such uses of the Lands in the ordinary course of the business of the Companies over the period of use by the Companies or their predecessors except to the extent that such contamination breaches at the Closing Time, or could reasonably be expected to breach within four years of the Closing Date, the Vendor's representation and warranties in Sections 3.01(xxx), (yyy) and (zzz).

Intellectual Property

     (eeee) Neither Warren nor any Retained Subsidiary has received any notice, complaint, threat or claim alleging infringement of, any patent, trade mark, trade name, copyright, industrial design, trade secret or other proprietary right of any other person;

     (ffff) at the Time of Closing, Warren or a Retained Subsidiary will legally and beneficially own or be entitled to use free of restrictions (other than those set forth in any licence, details of which have been made available to the Purchaser) all computer software included in the Assets. Nothing has come to the attention of the Vendor to the effect that (A) any product, licence, patent, process, method, substance, part or other material may infringe on any rights owned, held or claimed by any other person; (B) there is pending or threatened any claim or litigation against Warren or any Retained Subsidiary contesting the right of Warren or any Retained Subsidiary to use or sell any such product, licence, patent, process, method, substance, part or material in the Business; (C) any product, licence, patent, process, method, substance, part or material currently being used or sold by any other person may infringe any rights of Warren or any Retained Subsidiary; and

General

     (gggg) attached hereto as Schedule 3.01(gggg) is a true and complete list of all insurance policies maintained by Warren or a Retained Subsidiary that also specifies the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder.

3.02 LAFARGE AND PURCHASER'S REPRESENTATIONS AND WARRANTIES

Lafarge and the Purchaser jointly and severally represent and warrant to the Vendor that:

     (a) each of Lafarge and the Purchaser is a corporation duly incorporated, organized and subsisting under the laws of Canada;

     (b) each of Lafarge and the Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by the Purchaser contemplated hereby;

     (c) this Agreement constitutes a valid and legally binding obligation of Lafarge and the Purchaser, enforceable against Lafarge and the Purchaser in accordance with its terms subject to applicable bankruptcy and other laws of general application limiting the enforcement of creditors' rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court;

     (d) neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Lafarge and the Purchaser will result in the violation of:

          (i) any of the provisions of the constating documents or by-laws of Lafarge or the Purchaser;

          (ii) any agreement or other instrument to which Lafarge or the Purchaser is a party or by which Lafarge or the Purchaser is bound; or

          (iii) any Applicable Law.

     (e)  the articles and by-laws of the Purchaser are attached hereto as
          Schedule 3.02(e);

     (f) by the Time of Closing the authorized capital of the Purchaser will consist of an unlimited number of common shares and $178,197,000 of preferred shares, of which only common shares will be issued and outstanding and registered in the name of Lafarge; and

     (g) by the Time of Closing the Purchaser will have taken all necessary action to authorize the issuance of the preferred shares comprising Share Portion of the Purchase Price in accordance with the terms hereof; all such preferred shares will, at the time of issuance on Closing, be validly issued, fully paid and non-assessable and such shares will be issued and outstanding and registered in the name of the Vendor free and clear of all Encumbrances.

                            ARTICLE 4 - TAX MATTERS

4.01 TAX REPRESENTATIONS AND WARRANTIES REGARDING WARREN AND THE RETAINED SUBSIDIARIES

     The Vendor represents and warrants to the Purchaser as follows and acknowledge that the Purchaser is relying on these representations and warranties in entering into this Agreement and the transactions contemplated under this Agreement:

     (a) except as set forth in Schedule 4, (i) all Tax Returns required to be filed by or with respect to any of Warren or the Retained Subsidiaries as of the date hereof have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items ("TAX ITEMS") required to be included in each such Tax Return have been so included and such Tax Returns are correct and complete in all material respects, (iii) all Taxes owed by Warren or any of the Retained Subsidiaries which are or have become due under such Tax Returns have been timely paid in full, and all assessments and reassessments have been fully paid, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of such Tax, and (v) all Tax withholding and deposit requirements imposed on or with respect to Warren or any of the Retained Subsidiaries as of the date hereof have been satisfied in full;

     (b) Schedule 4 lists all income Tax Returns filed with respect to Warren or the Retained Subsidiaries for the six taxation years ending prior to the Balance Sheet Date, indicates those Tax Returns have been audited, indicates those Tax Returns that are currently the subject of audit, and indicates those Tax Returns whose audits have been closed;

     (c) there is no claim against Warren or the Retained Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed or threatened with respect to any Tax Return of or with respect to Warren or the Retained Subsidiaries, other than those disclosed in Schedule 4;

     (d) no claim has ever been made by a Tax Authority in a jurisdiction where Warren or the Retained Subsidiaries does not file Tax Returns that Warren or a Retained Subsidiary is or may be subject to taxation in that jurisdiction;

     (e) except as set forth in Schedule 4 there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any of Warren or the Retained Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax or with respect to any of Warren or the Retained Subsidiaries;

     (f) neither Warren nor the Retained Subsidiaries will be required to include any amount in income following the Balance Sheet Date as a result of a change in accounting method for any taxable period ending on or before the Balance Sheet Date or pursuant to any agreement with any Tax Authority with respect to any such taxable period;

     (g) except as set forth in Schedule 4, neither Warren nor the Retained Subsidiaries has any liability for the Taxes of any Person (other than Warren or the Retained Subsidiaries) by law, by contract or otherwise;

     (h) except as set forth in Schedule 4, neither Warren nor the Retained Subsidiaries have entered into any agreement or arrangement with any Tax Authority that requires any of Warren or Retained Subsidiaries to take any action or to refrain from taking any action, including any arrangement or agreement which would affect the subsequent Tax liabilities of Warren and the Retained Subsidiaries;

     (i) no amount in respect of any outlay or expense that is deductible for the purposes of computing the income of each of Warren and the Retained Subsidiaries for the purpose of the ITA has been owing by such entity for longer than two years to a person with whom such entity was not dealing at arm's length for the purposes of the ITA at the time the outlay or expense was incurred;

     (j) the Vendor is not and on the Closing Date will not be a non-resident of Canada within the meaning of the ITA;

     (k) except as set forth in Schedule 4, Section 80 of the ITA has not applied to any of Warren or the Retained Subsidiaries and Warren and the Retained Subsidiaries have not taken any action or step which would result in or which has resulted in section 80 of the ITA applying to any of Warren or the Retained Subsidiaries in a manner other than a reduction of the "cost amount" (as defined by the ITA) of any of the assets held by Warren and the Companies which are the subject of the representation and warranty in Section 4.01(m);

     (l) Warren and the Retained Subsidiaries are each a registrant for the purposes of the ETA and are each not a financial institution within the meaning of the ETA. Warren and the Retained Subsidiaries have not made any elections under the ETA;

     (m) the aggregate "cost amount" as defined by the ITA of the assets held by Warren and the Companies, excluding the cost amount of the shares of the Companies and the cost amount of the Excluded Properties and the Excluded Hold Properties and reduced in accordance with the ITA for the Excluded Assets, as of the Balance Sheet Date is not less than the amount disclosed on Schedule 4. Such assets are more particularly described by asset classification and prescribed classes for capital cost allowance purposes in Schedule 4 (on the assumption that all such assets that are "industrial mineral mines" are included in one class), and the cost amount of each such class is not less than the amount set out in Schedule 4;

     (n) the income taxes payable and the portion of the future income taxes classified as current liabilities aggregating $20,203,000 and the portion of the future income taxes classified as non-current liabilities (the "TAX PROVISIONS") shown on the Balance Sheet have been prepared in accordance with GAAP consistently applied and adequately provide for the Tax liabilities of Warren and the Retained Subsidiaries for the period ended on the Balance Sheet Date; and

     (o) except as set forth in Schedule 4, there are no Tax allocation or sharing agreements affecting Warren or the Retained Subsidiaries.

4.02 TAX COVENANTS

     (a) The Vendor and Purchaser agree that, except as provided in Article 4.02(b) in respect of the taxation year of Warren and the Retained Subsidiaries ending as a result of the acquisition of control, the Vendor will cause to be prepared any Tax Returns in respect of any period which ends after the Balance Sheet Date and which is due, or the Vendor chooses to file, before the Closing Date (other than the Tax Returns for those Companies described on Schedule 4 which the Purchaser acknowledges have been filed before the date hereof) and that, at least 90 days prior to the earlier of due filing date for, or the date on which the Vendor wishes to file, any such return, copies of such Tax Returns will be provided forthwith to the Purchaser. The Purchaser shall have 30 days to review the Tax Returns and may deliver to the Vendor a notice (an "OBJECTION NOTICE"), stating that it objects to such Tax Returns, which notice shall set out in reasonable detail the basis for such objection. If the Purchaser does not deliver an Objection Notice within a 30 day period following receipt of the Tax Returns, the Purchaser will be deemed to have consented to the filing of such return. If the Vendor and Purchaser cannot agree on the Tax Returns within the 15 days following the delivery of an Objection Notice, then, the Tax Returns, and all other relevant documentation shall be delivered to the Independent Accountant. The Independent Accountant shall determine and provide written notice to the Vendor and Purchaser or its decision in respect of the disputed items in the Tax Returns within 30 days of receipt of such documents. Such determination shall, in the absence of manifest error, determine the basis for the filing of the Tax return and the payment of Taxes.

     (b) With respect to the Tax Returns for the taxation years of Warren and the Retained Subsidiaries ending as a result of the acquisition of control of Warren and the Retained Subsidiaries, the Purchaser shall cause such Tax Returns to be prepared at least 90 days prior to the due filing date. The reporting of the Pre-Closing Transactions in such Tax Returns will be based on the memorandum referred to in Section 6.01(q) of this Agreement. The Vendor shall have 30 days to review the reporting of the Pre-Closing Transactions only in the Tax Returns and may deliver to the Purchaser a notice (an "OBJECTION NOTICE") stating that it objects to reporting of the Pre-Closing Transactions in such Tax Returns which notice shall set out in reasonable detail the basis for such objection. If the Vendor does not deliver an Objection Notice within a 30 day period following receipt of the Tax Returns, the Vendor will be deemed to have consented to the reporting of the Pre-Closing Transactions in such Tax Returns. If the Vendor and Purchaser cannot agree on the Tax Returns within 15 days following the delivery of an Objection Notice, then, the Tax returns, and all other relevant documentation shall be delivered to the Independent Accountant. The Independent Accountant shall determine and provide written notice to the Vendor and Purchaser of its decision in respect of disputed items in the Tax Returns within 30 days of receipt of such documents. Such determination shall, in the absence of manifest error determine the basis for the filing of the Tax Returns and the payment of Taxes. The Purchaser shall cause Warren or the Retained Subsidiaries to file each such Tax Returns and, to the extent the

          Purchaser has received a Purchase Price adjustment pursuant to Section
          2.05 hereof or the Vendor has previously paid to the Purchaser the amount of the Taxes owing in respect of the Pre-Closing Transactions, pay the Taxes owing in respect of the Pre-Closing Transactions.

     (c) Any deemed or actual consent of the Purchaser to the filing of any Tax Return shall not in any way whatsoever limit its entitlement to claim indemnification pursuant to Article 7 hereof.

     (d) Where, pursuant to the ITA or Tax legislation of any relevant jurisdiction, any deduction, allowance, credit, limit or threshold (a "TAX AMOUNT") must be shared among or allocated between related, affiliated or associated persons and the Vendor (and/or its affiliates) and the Purchaser (and/or its affiliates) are related, affiliated or associated for purposes of determining such Tax Amount, the Tax Amount will be shared or allocated 50% to the Purchaser (and/or its affiliates) and 50% to the Vendor (and its affiliates).

     (e) The Purchaser and the Vendor agree that they will provide each other with all such information as may be required in order to properly complete any future Tax Returns for any of the Companies and any applicable schedules to such Tax Returns.

     (f) In the Interim Period, Warren and the Retained Subsidiaries will pay and remit all Taxes by their due date.

                              ARTICLE 5 - COVENANTS

5.01 TAXES

     For greater certainty, the Purchaser does not assume and will not be liable for any Taxes whatsoever which may be or become payable by the Vendor or Warren or any Retained Subsidiary resulting from or arising as a consequence of the sale by the Vendor to the Purchaser of the Shares herein contemplated and the filing of the Tax Elections and the Vendor will indemnify and save harmless the Purchaser, Warren and the Retained Subsidiaries from and against all such Taxes.

5.02 COVENANTS OF THE VENDOR

     (1) During the period from the date of this Agreement to the Time of Closing, the Vendor shall do or cause Warren and the Companies to do the following:

     (a) except as otherwise contemplated or permitted by this Agreement, Warren and the Companies will conduct the Business in the ordinary and normal course and will not, without the prior written consent of the Purchaser, enter into any transaction which, if entered into before the date of this Agreement, would cause any representations or warranties of the Vendor contained in this Agreement to be incorrect or constitute a breach of any covenant or agreement of the Vendor contained in this Agreement;

     (b) the Vendor will use all reasonable commercial efforts to preserve intact Warren, the Companies and the Business and the relationships existing with the customers of Warren and the Companies;

     (c) Warren and/or the Companies will continue in force and in good standing all existing insurance maintained by it;

     (d) Warren and the Companies will comply in all material respects with all Applicable Laws;

     (e) neither Warren nor any Company will take any action which would result in any material adverse change in or to the Business or sell, transfer, or dispose of any of the assets of Warren or any Company, other than in the ordinary course of business or with the Purchaser's consent except for the property interests to be transferred to the Vendor or a subsidiary of the Vendor pursuant to the Pre-Closing Transactions;

     (f) neither Warren nor any Company will suffer or permit any mortgages, pledges, hypothecs, security interests, deemed trusts, liens, charges, rights or claims of other persons, or any other Encumbrances whatsoever, to attach to or affect the assets of Warren or the Companies except for Permitted Encumbrances and Deficiencies, Permitted Personal Property Encumbrances or those other Encumbrances affecting the Outright Sale Properties and the Residual Option Properties referred to in Section 3.01(fff) (it being acknowledged and agreed by the Purchaser that the foregoing covenant shall cease to have any application to any Outright Sale Properties or Residual Option Properties for which the parties have agreed on Permitted Encumbrances and Deficiencies and the Vendor's Undertaking as contemplated by Section 2.03 and, unless otherwise agreed by the Vendor, the Purchaser's termination rights under Section 2.03 shall be the sole remedy of the Purchaser with respect to any breach of the foregoing covenant that is disclosed in writing to the Purchaser by the Vendor prior to the Go Firm Date relating to the Vendor's title to the Outright Sale Properties or the Residual Option Properties);

     (g) other than in the ordinary course of business, and except as described in Schedule 3.01(ii) neither Warren nor any Company will increase the compensation or improve the Benefit Plans or pay or agree to pay any pension or retirement allowance or other employee benefit not required by the existing Benefit Plan or agreement to any of their employees, or commit to any new or renewed employee pension, disability, bonus, deferred or incentive compensation, profit sharing, share purchase, stock option, retirement, group insurance, death benefit, vacation, health and welfare or other employee benefit plan, agreement, policy, practice or other arrangement or to any employment or consulting agreement (or amendment, renewal or extension thereof) with or for the benefit of any officer, employee or other Person or to amend any of the foregoing now in existence;

     (h) neither Warren nor any Company will effect any transaction resulting in a taxation or fiscal year end except as disclosed in the memorandum attached as Schedule 1.01(uu) describing the Pre-Closing Transactions;

     (i) the Vendor will not suffer or permit any mortgages, pledges, hypothecs, security interests, deemed trusts, liens, charges, rights or claims of other persons, or any other Encumbrances whatsoever, to attach or to affect the Shares;

     (j) neither Warren nor any Company or the Vendor will, directly or indirectly,

          (i) solicit, initiate or entertain inquiries or proposals from, or provide non-public information to, any Person with respect to, or

          (ii) participate in any negotiations regarding, or otherwise cooperate in any way with or assist or participate in or take any steps to bring about,

          the direct or indirect acquisition of all or any substantial part of the Business (for greater certainty excluding the Excluded Properties and Excluded Assets) by any Person, other than the Purchaser, including, without limitation, by way of the acquisition of the outstanding shares of any of the Companies or Warren or the amalgamation or merger of any of the Companies or Warren, or any plan of arrangement or other reorganization involving any of the Companies or Warren; and

     (k) on or before the Closing Date, reorganize the share capital of Warren into a single class of common shares.

     (2) The Vendor will use all reasonable commercial efforts to ensure that the representations and warranties of the Vendor set out in Section
          3.01 over which the Vendor has reasonable control are true and correct at the Time of Closing and that the conditions of closing for the benefit of the Purchaser set out in Section 6.01 over which the Vendor has reasonable control have been performed or complied with by the Time of Closing. The Vendor may make corrections or additions to the schedules (which are not in the aggregate material) prior to the Due Diligence Date (by providing the Purchaser with a blacklined copy showing the changes or additions). In addition, the Vendor may make immaterial changes or additions to the schedules (which are not in the aggregate material) up to the Time of Closing (by providing the Purchaser with a blacklined copy showing the changes or additions). If any proposed changes or additions to a schedule or schedules after the Due Diligence Date are material and adverse and the Purchaser, acting reasonably, is not satisfied with the changes, the parties agree in good faith to negotiate an appropriate abatement to the Purchase Price, if appropriate, failing which this Agreement, notwithstanding any intermediate acts or negotiations, shall be null and void.

     (3) The Vendor will complete, or cause to be completed, the Pre-Closing Transactions in accordance with the memorandum of McMillan Binch attached as Schedule 1.01(uu) prior to the Time of Closing, subject to such changes as may be approved by the Purchaser or the Purchaser's counsel, acting reasonably.

     (4) The Purchaser acknowledges that certain parcels of land adjoining certain of the Lands are not intended to form part of the Lands as described in the sketches attached as Schedule 5.02(4). The Vendor confirms that it will have submitted applications prior to the Due Diligence Date to obtain consents to severance of such parcels (the "PARCELS FOR SEVERANCE") but that such consents may not be obtained with all applicable periods having expired as of the Closing Date. The Vendor will with due diligence take all such action as may be reasonably required in order to obtain such consent before the Closing Date, if applicable, under the Planning Act (Ontario) and the equivalent legislation in each of Quebec, Saskatchewan, Alberta and British Columbia to permit a severance of the Parcels for Severance from other lands of Warren or the Retained Subsidiaries so that the transactions contemplated by this Agreement can be effected. In the event that all required consents for severance are not available in final and binding form prior to Closing the Vendor and the Purchaser agree that Warren or the applicable Retained Subsidiary owning the relevant Lands shall execute and deliver an agreement with the Vendor or a subsidiary of the Vendor with respect to each Parcel for Severance substantially in the form attached as Schedule 5.02(4) with respect to each such Parcel for Severance.

     (5) No later than 5 Business Days prior to the Closing Date, the Vendor will provide the Purchaser with a true and complete listing showing:

          (i) the name of each bank, trust company or similar institution in which Warren or a Retained Subsidiary has accounts or safe deposit boxes, the number or designation of each such account and safety deposit box and the names of all persons authorized to draw thereon or to have access thereto;

          (ii) the name of each person, firm, corporation or business organization holding a general or special power of attorney from Warren or a Retained Subsidiary and a summary of the terms thereof; and

          (iii) the names and titles of all the officers and directors of Warren and the Retained Subsidiaries.

     (6) Within 10 Business Days of the date hereof, the Vendor will provide the Purchaser with (a) a true and complete list setting forth the municipal addresses, where assigned and available in Warren's records, and the short legal descriptions of each of the Excluded Hold Properties and those Excluded Properties that are the subject to the lease agreements described in Section 6.01(n), and (b) copies of all documents relating to Encumbrances on title to any of the Properties heretofore granted by any Company and not registered on title to the Lands so encumbered in the Vendor's possession or control.

5.03 COVENANTS OF THE PURCHASER

     (1) Lafarge and the Purchaser will use all reasonable commercial efforts to ensure that the representations and warranties of Lafarge and the Purchaser set out in Section 3.02 over which Lafarge and the Purchaser has reasonable control are true and correct at the Time of Closing and that the conditions of closing for the benefit of the Vendor set out in Section 6.02(1) over which Lafarge and the Purchaser have reasonable control have been performed or complied with by the Time of Closing.

     (2) Lafarge will cause the Purchaser to close the transaction contemplated by this Agreement in accordance with and subject to the terms and conditions contained in this Agreement, including funding the Cash Portion and the issue of the Share Portion of the Purchase Price.

                             ARTICLE 6 - CONDITIONS

6.01 CONDITIONS FOR THE BENEFIT OF THE PURCHASER

     The sale by the Vendor and the purchase by the Purchaser of the Shares is subject to the following conditions which are for the exclusive benefit of the Purchaser to be performed or complied with at or prior to the Time of Closing:

     (a)  the representations and warranties of the Vendor set forth in Sections
          3.01 and 4.01 shall be true and correct at the Time of Closing with the same force and effect as if made at and as of such time;

     (b) the Vendor shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendor at or prior to the Time of Closing;

     (c) the Purchaser shall be furnished with such certificates, affidavits or statutory declarations of Warren and of the Vendor or of officers of Warren as the Purchaser or the Purchaser's counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Vendor or by Warren, as the case may be, at or prior to the Time of Closing have been performed and complied with and that the representations and warranties of the Vendor herein given are true and correct at the Time of Closing;

     (d) where the leases of Leased Premises requires the landlord's consent on a change of control, the Vendor shall have delivered to the Purchaser the landlord's consent to the change of control;

     (e) the Purchaser and its counsel shall be satisfied that the Pre-Closing Transactions have been effected in accordance with the memorandum of McMillan Binch attached as Schedule 1.01(uu), as amended or changed in accordance with Section 5.02(3), except as otherwise agreed by the Purchaser or Purchaser's counsel, acting reasonably;

     (f) subject to Section 5.02(4) hereof, the subdivision control provisions of the Planning Act (Ontario) and equivalent legislation in each of Quebec, Saskatchewan, Alberta and British Columbia will have been complied with prior to the Time of Closing or after as provided in
          Section 5.02(4) hereof, such compliance to be effected by the Vendor at the Vendor's expense, and the Purchaser shall be satisfied that transactions involving the Lands have been carried out in compliance with such provisions;

     (g) there shall have been no material adverse change in the affairs, assets, liabilities, financial condition or Business of Warren or any Retained Subsidiary from that shown on or reflected in the Financial Statements;

     (h) no material damage by fire or other hazard to the assets used in the Business shall have occurred from the date hereof to the Time of Closing;

     (i) all directors and the Chairman, Vice-Chairman, President and Secretary of Warren and all outside directors of the Retained Subsidiaries (except Smelter Bay Aggregates Inc. and Yundt Brothers Construction Limited) shall resign from all their respective positions with Warren and the Retained Subsidiaries;

     (j)  [Intentionally Deleted];

     (k) all necessary steps and proceedings shall have been taken to permit the Shares to be duly and regularly transferred free and clear of all liens, charges, encumbrances and any other rights of others to, and registered in the name of, the Purchaser;

     (l) the Vendor or a subsidiary of the Vendor shall have delivered an executed counterpart of an agreement substantially on the terms and conditions set forth in Schedule 6.01(l) with respect to each of the Type A Excluded Hold Properties and Schedule 6.01(l) with respect to each of the Type B Excluded Hold Properties;

     (m) the Vendor or a subsidiary of the Vendor shall have delivered an executed option agreement substantially on the terms and conditions set forth in Schedule 6.01(m) with respect to each of the Residual Option Properties;

     (n) the Vendor shall have delivered an executed lease agreement substantially on the terms and conditions set forth in Schedule 6.01(n) with respect to each of the Excluded Properties providing for their use by Warren or a Retained Subsidiary for a transitional period following the Closing Date;

     (o) there shall be a non-competition agreement entered into between the Purchaser, and the Vendor substantially in the form attached hereto as
          Schedule 6.01(o);

     (p) the Vendor shall have delivered to the Purchaser a favourable opinion of the Vendor's counsel substantially in the form attached hereto as
          Schedule 6.01(p);

     (q) by August 21, 2000, McMillan Binch shall have delivered to Warren a draft tax memorandum summarizing the income and other Tax consequences of the Pre-Closing Transactions to Warren and the Retained Subsidiaries in connection with the Pre-Closing Transactions which will be subject to discussion and agreement by the parties, acting reasonably and finalization by McMillan Binch before the Go Firm Date;

     (r) all Required Consents shall have been obtained (including for greater certainty, consents of third parties under any material contracts which provide for cancellation in the event of a change in control of Warren or a Retained Subsidiary);

     (s) the Purchaser shall have obtained a notice from the Minister under the Investment Canada Act (Canada) that he/she is satisfied, or deemed to be satisfied, that the transactions contemplated herein are likely to be of net benefit to Canada;

     (t)  the parties shall have obtained Competition Act Approval;

     (u) the satisfactory completion of due diligence investigations of Warren, the Companies and the Business by the Purchaser prior to 5:00 p.m. (Toronto time) on the Due Diligence Date;

     (v) the Vendor shall have subscribed and paid for warrants to purchase shares of common stock of Lafarge Corporation for an aggregate subscription price of Cdn. $28,400,000, such warrants and the associated subscription agreement having the terms and conditions described in Schedule 6.01(v);

     (w) approval of the board of directors of Lafarge prior to 5:00 p.m. (Toronto time) on July 25, 2000 to the transactions contemplated herein subject to satisfactory due diligence; and

     (x) the form and legality of all matters incidental to the sale by the Vendor and the purchase by the Purchaser of the Shares and the Pre-Closing Transactions shall be subject to the approval of the Purchaser's counsel, acting reasonably.

     (2) In case any term or covenant of the Vendor or condition to be performed or complied with for the benefit of the Purchaser at or prior to the Time of Closing shall not have been performed or complied with at or prior to the Time of Closing, the Purchaser may, without limiting any other right that the Purchaser may have, at its sole option, either:

     (a) terminate this Agreement by notice to the Vendor, and in such event the Purchaser shall be released from all obligations hereunder; or

     (b) waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part;

     and, if the Purchaser terminates this Agreement pursuant to Section 6.01(2)(a) and the term, covenant or condition for which the Purchaser has terminated this Agreement was one that the Vendor had covenanted, pursuant to Section 5.02(2), to ensure had been performed or complied with, the Vendor shall be liable to the Purchaser for any losses, damages or expenses incurred by the Purchaser as a result of such breach.

6.02 CONDITIONS FOR THE BENEFIT OF THE VENDOR

     (1) The sale by the Vendor and the purchase by the Purchaser of the Shares is subject to the following conditions which are for the exclusive benefit of the Vendor to be performed or complied with at or prior to the Time of Closing:

     (a)  the representations and warranties of the Purchaser set forth in
          Section 3.03 shall be true and correct at the Time of Closing with the same force and effect as if made at and as of such time;

     (b) the Purchaser shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Time of Closing;

     (c) the Vendor shall be furnished with such certificates, affidavits or statutory declarations of the Purchaser or of officers of the Purchaser as the Vendor or the Vendor's counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Purchaser at or prior to the Time of Closing have been performed and complied with and that the representations and warranties of the Purchaser herein given are true and correct at the Time of Closing;

     (d) the Vendor and its counsel shall be satisfied that the Pre-Closing Transactions have been effected in accordance with the memorandum of McMillan Binch attached as Schedule 1.01(uu), as amended or changed in accordance with Section 5.02(3), except as otherwise agreed by the Vendor or Vendor's counsel, acting reasonably;

     (e) Warren or a Retained Subsidiary shall have delivered an executed counterpart of an agreement substantially on the terms and conditions set forth in Schedule 6.01(l) with respect to each of the Type A Excluded Hold Properties and Schedule 6.01(l) with respect to each of the Type B Excluded Hold Properties;

     (f) Warren or a Retained Subsidiary or a subsidiary of Warren or a Retained Subsidiary shall have delivered an executed option agreement substantially on the terms and conditions set forth in Schedule 6.01(m) with respect to each of the Residual Option Properties;

     (g) Warren or a Retained Subsidiary shall have delivered an executed lease agreement substantially on the terms and conditions set forth in
          Schedule 6.01(n) with respect to each of the Excluded Properties providing for their use by Warren or a Retained Subsidiary for a transitional period following the Closing Date;

     (h) Lafarge Corporation shall have accepted the subscription of the Vendor for warrants to purchase shares of common stock of Lafarge Corporation for an aggregate subscription price of Cdn. $28,400,000, such warrants and the associated subscription agreement having the terms and conditions described in Schedule 6.01(v), and such warrants shall have been duly granted to the Vendor in compliance with all Applicable Laws;

     (i) the Purchaser shall have issued as fully paid and non-assessable and delivered certificates representing the Share Portion of the Purchase Price registered in the name of the Vendor;

     (j)  the parties shall have obtained Competition Act Approval;

     (k) the Purchaser shall have obtained a notice from the Minister under the Investment Canada Act (Canada) that he is satisfied, or deemed to be satisfied, that the transactions contemplated herein are likely to be of net benefit to Canada.

     (l) there shall have been no material adverse change in the affairs, assets, liabilities, financial condition or business of Lafarge Corporation, Lafarge or the Purchaser since December 31, 1999;

     (m) the Purchaser shall have delivered favourable opinions of counsel to Lafarge Corporation, Lafarge and the Purchaser substantially in the form(s) attached as Schedule 6.02(m);

     (n) approval of the board of directors of Warren prior to 5:00 p.m. (Toronto time) by July 25, 2000 to the transactions contemplated herein; and

     (o) the form and legality of all matters incidental to the issuance of the Share Portion of the Purchase Price, the issuance of warrants to the Vendor by Lafarge Corporation and the Pre-Closing Transactions shall be subject to the approval of the Vendor's counsel, acting reasonably;

     (2) In case any term or covenant of the Purchaser or condition to be performed or complied with for the benefit of the Vendor at or prior to the Time of Closing shall not have been performed or complied with at or prior to the Time of Closing, the Vendor may, without limiting any other right that the Vendor may have, at its sole option, either:

     (a) terminate this Agreement by notice to the Purchaser, and in such event the Vendor shall be released from all obligations hereunder; or

     (b) waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part;

     and, if the Vendor terminates this Agreement pursuant to Section 6.02(2)(a) and the term, covenant or condition for which the Vendor has terminated this Agreement was one that the Purchaser had covenanted, pursuant to
     Section 5.03(1), to ensure had been performed or complied with, the Purchaser shall be liable to the Vendor for any losses, damages or expenses incurred by the Vendor as a result of such breach.

     (3) If the condition described in Section 6.01(w) (directors' approval) is not satisfied or waived by the Purchaser prior to 5:00 p.m. on July 25, 2000 or if the due diligence condition described in Section 6.01(u) is not waived by the Due Diligence Date, subject to any extension thereof in accordance with the terms hereof, the Vendor may at its sole option terminate this Agreement by notice to the Purchaser, and in such event the parties shall be released from all obligations hereunder.

                      ARTICLE 7 - - SURVIVAL AND INDEMNITY

7.01 SURVIVAL OF VENDOR'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     (1)  The representations and warranties of the Vendor set forth in Section
          3.01 and Section 4.01 shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion:

     (a) the representations and warranties of the Vendor relating to the Tax liability of Warren and the Companies, including, without limiting the generality of the foregoing, those set forth in Article 4 shall, unless such representations and warranties prove to be false as a result of any misrepresentation made or fraud committed in filing a return or supplying information for the purposes of the ITA or any other legislation imposing Tax on Warren, continue in full force and effect for the benefit of the Purchaser until the expiration of the last of the limitation periods contained in the ITA and any legislation imposing Tax on Warren or a Retained Subsidiary subsequent to the expiration of which an assessment, reassessment or other form of recognized document assessing liability for Tax, thereunder for any period in respect of which the Vendor has an indemnity obligation pursuant to Article 7 cannot be issued to Warren and the Retained Subsidiaries;

     (b) the representations and warranties of the Vendor relating to the Tax liability of Warren and the Retained Subsidiaries, including, without limiting the generality of the foregoing, those set forth in Article 4, which prove to be false as a result of any misrepresentation made or fraud committed in filing a return or in supplying information for the purposes of the ITA or any other legislation imposing Tax on Warren or a Retained Subsidiary shall continue in full force and effect for the benefit of the Purchaser and be unlimited as to duration;

     (c) the representations and warranties of the Vendor relating to environmental matters, including, without limiting the generality of the foregoing, those set forth in Sections 3.01(sss) through (bbb), inclusive and (ddd) shall continue in full force and effect for the benefit of the Purchaser for a period of 4 years from the Closing Date;

     (d) the representations and warranties contained in Section 3.01(fff) relating to title to the Remaining Properties shall continue in full force and effect for the benefit of the Purchaser until July 31, 2001; and

     (e) the remaining representations and warranties of the Vendor set forth in Section 3.01 shall continue in full force and effect for the benefit of the Purchaser for a period of 2 years from the Closing Date.

     (2) The covenants of the Vendor set forth in this Agreement shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Purchaser in accordance with the terms thereof.

7.02 SURVIVAL OF PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

     (1)  The representations and warranties of the Purchaser set forth in
          Section 3.02 shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendor for a period of 2 years from the Closing Date.

     (2) The covenants of the Purchaser set forth in this Agreement shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendor in accordance with the terms thereof.

7.03 INDEMNIFICATION BY THE VENDOR

     The Vendor hereby agrees to indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser and any affiliate thereof as a result of or arising directly or indirectly out of or in connection with:

     (1) any breach by the Vendor or any inaccuracy of any representation or warranty of the Vendor contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto other than any representation or warranty in Section 4.01(a) to (e), inclusive and Section 4.01(g) and (n);

     (2) any breach or non-performance by the Vendor of any covenant to be performed by the Vendor that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto other than any covenant contained in Section 4.02;

     (3) all claims commenced by third parties within 4 years of the Closing Date for personal injury (including death) or property damage (including, without limitation, any present or future legal proceedings related thereto) as a result of the Release of any Hazardous Substances by any Company which was not in compliance with Applicable Laws (which for purposes of this Section 7.03(3) shall be construed to include all predecessors of the Companies whether by way of amalgamation, merger or other form of business combination) where such personal injury or property damage arose or occurred prior to the Closing Date;

     (4) Any liability of Warren and/or any Retained Subsidiary for Taxes in excess of the Tax Provision in respect of:

          (i)  taxation years ending on or before the Balance Sheet Date; and

          (ii) taxation years which end after the Balance Sheet Date, to the extent such Taxes relate to the period or periods ending on or prior to the Balance Sheet Date;

     (5) any interest or penalty be payable by Warren or a Retained Subsidiary as a result of a failure by Warren or the Retained Subsidiary to make any Tax remittance or file any Tax return when due in the Interim Period or any error contained in any such Tax return that is due to the gross negligence or wilful default of Warren or the Retained Subsidiary;

     (6) the Pre-Closing Transactions excluding, for greater certainty, the intended commercial consequences of such transactions as contemplated by the Transaction Documents, including for greater certainty any Transaction Taxes payable by or on behalf of Warren or a Retained Subsidiary in excess of the amount of any credit in favour of the Purchaser reducing the Purchase Price pursuant to Section 2.05 for the amount of such Transaction Taxes;

     (7) any liability of Warren or any Retained Subsidiary for Taxes incurred or assessed for the Interim Period on behalf or as a consequence of the activities of any Company incorporated or carrying on business in a jurisdiction other than Canada, other than in respect of income, sales, use, payroll, customs and excise taxes or duties and taxes on capital or other similar Taxes incurred by such Company in the ordinary course of its business;

     (8) any breach or non-performance by the Vendor of any covenant to be performed by the Vendor in Section 4.02; and

     (9) any Encumbrance that Warren or any Retained Subsidiary has granted that is not registered on title to any Property unless such Encumbrance is disclosed on the Schedule of Permitted Encumbrances and Deficiencies.

7.04 INDEMNIFICATION BY THE PURCHASER

     The Purchaser agrees to indemnify and save harmless the Vendor from all Losses suffered or incurred by the Vendor and any affiliate thereof as a result of or arising directly or indirectly out of or in connection with:

     (1) any breach by the Purchaser of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto;

     (2) any breach or non-performance by the Purchaser of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

7.05 NOTICE OF CLAIM

     If a party (in this Article 7 the "INDEMNIFIED PARTY") shall become aware of any claim, proceeding or other matter (in this Article 7 a "CLAIM") in respect of which the other party (in this Article 7 the "INDEMNIFYING PARTY") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party (provided that any failure to so notify shall not affect the Indemnifying Party's liability unless such delay has prejudiced the defence to such Claim). Such notice shall specify whether the Claim arises as a result of a claim by a Person, including a Tax Authority, against the Indemnified Party (in this
Article 7 a "THIRD PARTY CLAIM") or whether the Claim does not so arise (in this
Article 7 a "DIRECT CLAIM"), and shall also specify with reasonable particularity (to the extent that the information is available):

     (1)  the factual basis for the Claim; and

     (2)  the amount of the Claim, if known.

7.06 DIRECT CLAIMS

     With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in accordance with Section 8.02.

7.07 THIRD PARTY CLAIMS

     With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Law to make a payment to any person (a "THIRD PARTY") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

7.08 SETTLEMENT OF THIRD PARTY CLAIMS

     If the Indemnifying Party fails to assume control of the defence of any Third Party Claim for any reason, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed without prejudice to its rights of indemnification hereunder. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

7.09 CO-OPERATION

     The Indemnified Party and the Indemnifying Party shall use all reasonable efforts to co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available and making available those employees whose assistance is necessary to evaluate and defend Third Party Claims). The Indemnifying Party shall be responsible for all reasonable expenses associated with supplying copies of documentation and for all reasonable out-of-pocket expenses of any employees made available by the Indemnified Party.

7.10 SUBROGATION

     Upon making a full indemnity payment, the Indemnifying Party shall, to the extent of such indemnity payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Loss to which the indemnity payment relates. Until the Indemnified Party recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third party on account of such indemnity payment shall be postponed and subordinated in right of payment to the Indemnified Party's rights against such third party.

7.11 INTEREST

     All amounts to be paid by an Indemnifying Party hereunder shall bear interest at a rate per annum equal to the prime rate established by The Toronto-Dominion Bank at its head office in Toronto, Ontario, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnified Party disbursed funds, suffered damages or losses or incurred a loss, liability or expense to the date of payment by the Indemnifying Party to the Indemnified Party.

7.12 LIMITATIONS

     (1) No claims for indemnification may be made by the Purchaser against the Vendor under Section 7.03(1), 7.03(2), 7.03(3) or 7.03(4) of this
          Agreement in respect of any Losses referred to therein unless the aggregate of all such Losses suffered or incurred by the Purchaser as a consequence of a Loss described therein exceeds Cdn. $7,000,000 (the "$7,000,000 BASKET") in which event the amount of such Losses in excess of Cdn. $7,000,000 may be recovered by the Purchaser, provided, however, that notwithstanding the foregoing, with respect to any claims for indemnification for Losses suffered or incurred by the Purchaser with respect to the breach of the representations and warranties in Section 4.01 and any claim under Section 7.03(4), (i) 50% of such Losses otherwise recoverable from the Vendor will reduce the $7,000,000 Basket; (ii) any claims for the remaining 50% of such Losses must be paid by the Vendor, and (iii) after the $7,000,000 Basket is reduced to nil pursuant to the terms of this Agreement, all of such Losses must be paid by the Vendor and may be recovered by the Purchaser from the Vendor.

     (2) If there is a breach of the representations and warranties in Section 4.01(f), (h) to (m), inclusive or (o), then the amount of the indemnification obligation otherwise payable shall be reduced by the amount, if any, by which the Tax Provision exceeds the Taxes (as finally determined) in respect of:

          (i)  taxation years ending on or before the Balance Date; and

          (ii) taxation years which end after the Balance Sheet Date, to the extent such Taxes relate to the period or periods ending on or prior to the Balance Sheet Date.

     (3) The maximum aggregate liability of the Vendor to the Purchaser and the Purchaser to the Vendor hereunder shall not exceed an amount equal to the Purchase Price plus interest thereon as applicable.

     (4) No claim may be asserted by either the Vendor or the Purchaser in respect of the breach of any representation or warranty after the expiration of the applicable time periods referred to in Sections 7.01 and 7.02 except in respect of any breach, written notice of which has been given to the other within the applicable time period. Notwithstanding the foregoing and for greater certainty, rights to indemnification in respect of a breach of any covenant shall survive indefinitely.

                              ARTICLE 8 - - GENERAL

8.01 FURTHER ASSURANCES

     Each of the Vendor, Lafarge and the Purchaser shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

8.02 ARBITRATION

     (1) If any dispute or question arises between the parties concerning the interpretation or application of this Agreement or the rights or obligations of the parties hereunder, the parties to such dispute or question shall attempt in good faith to resolve the same. If within 30 days the dispute or question is not satisfactorily resolved, either party shall be entitled to submit the matter for final arbitration pursuant to the Arbitration Act, 1991 (Ontario). The following rules shall apply to the arbitration:

     (a) the arbitration shall be heard by a single arbitrator appointed by mutual agreement of the parties. In the event of failure to reach such agreement within ten days, any party may apply to the court to appoint the arbitrator;

     (b) the arbitration shall be held in private and no person except the parties and their respective representatives and witnesses shall be present unless authorized by the arbitrator;

     (c) subject to the provisions of this Section 8.02, the parties will agree, in consultation with the arbitrator, on the rules of the arbitration. Absent such agreement, the arbitrator will be entitled to establish the procedures to be followed, provided that in doing so, the arbitrator shall be guided by the parties' mutual intention that such procedures should be designed to expedite the proceedings and minimize to the extent practicable the expenses for the parties;

     (d) the arbitration award shall be final and binding on the parties and shall not be subject to appeal (those provisions of the Arbitration Act, 1991 (Ontario) necessary to achieve such result are hereby expressly excluded); and

     (e) the costs of the arbitration shall be in the discretion of the arbitrator.

     (2) The procedures specified in this Section 8.02 are the only procedures for the resolution of any dispute or claim arising out of or related to this Agreement, or the breach, termination or validity thereof. If any party attempts to have issues resolved in court, the parties agree that this Section 8.02 can be used to stay any such proceedings. Notwithstanding the foregoing, before or during the time that the parties follow such procedures, either party shall be entitled to go to the appropriate court to get a preliminary injunction or other preliminary judicial relief if such party reasonably believes that such a step is necessary to avoid irreparable damage or harm.

8.03 TIME OF THE ESSENCE

     Time shall be of the essence of this Agreement.

8.04 ACCESS TO RECORDS

     The Purchaser shall preserve and keep all books and records relating to the Business for a period of six years after the Closing Date, or for any longer periods as may be required by any Applicable Law or ongoing litigation. The Purchaser shall make such books and records available to the Vendor as may be reasonably required by the Vendor in connection with any insurance claims by, legal proceedings by or against or governmental investigations of the Vendor or the Companies and any tax or regulatory matter or any Applicable Law.

8.05 BROKERS

     Each of the parties represents to the other that it has not employed any broker, finder, investment banker or other intermediary in connection with the transaction contemplated by this Agreement who might be entitled to a fee from the other or any commission upon consummation of the transaction and each agrees to indemnify the other with respect to such representation.

8.06 LEGAL FEES

     Each of the parties hereto shall pay their respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

8.07 DISCLOSURE

     Except as may be required by Applicable Law, no public announcement or press release concerning the sale and purchase of the Shares shall be made by the Vendor or the Purchaser to suppliers, customers or employees of the Vendor or others without the prior consent and joint approval of the Vendor and the Purchaser.

8.08 BENEFIT OF THE AGREEMENT

     This Agreement shall enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

8.09 ENTIRE AGREEMENT

     This Agreement and the agreements contemplated herein constitute the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto; provided that the March 22, 2000 letter agreement between Lafarge, the Vendor, Warren and others and the confidentiality agreement of December 14, 1999 described above shall remain in full force and effect. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement or the agreements contemplated herein.

8.10 AMENDMENTS AND WAIVER

     No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by the Vendor, Lafarge and the Purchaser and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

8.11 ASSIGNMENT

     This Agreement may not be assigned by the Vendor without the written consent of the Purchaser but may be assigned by the Purchaser without the consent of the Vendor to an affiliate of the Purchaser, as determined by the provisions of the Canada Business Corporations Act (Canada), provided that such affiliate enters into a written agreement with the Vendor to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser is bound and provided that Lafarge and the Purchaser shall continue to be bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such affiliate fails to do so.

8.12 NOTICES

     Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

          To the Vendor:

               Kilmer Van Nostrand Co. Limited
               2nd Floor, 50 Ashwarren Road
               Toronto, Ontario
               M3J 1Z5

               Attention: President
               Facsimile No.: (416) 635-7697
               Telephone No.: (416) 635-6100

          with a copy to:

               McMillan Binch
               Barristers and Solicitors
               Royal Bank Plaza
               South Tower, Suite 3800
               Toronto, Ontario
               M5J 2J7

               Attention: T.E. Scott
               Facsimile No.: (416) 865-7048
               Telephone No.: (416) 865-7183

          To Lafarge or the Purchaser:

               Lafarge Canada Inc.
               Construction Materials Group
               7880 Keele Street
               Concord, Ontario
               L4K 4G7

               Attention: President
               Facsimile No.: (905) 738-7092
               Telephone No.: (905) 738-7070

          with a copy to:

               McCarthy Tetrault
               Suite 4700
               Toronto-Dominion Bank Tower
               Toronto Dominion Centre
               Toronto, Ontario
               M5K 1E6

               Attention: Iain Scott
               Facsimile No.: (416) 868-0673
               Telephone No.: (416) 601-7686

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

8.13 CONFIDENTIALITY

     Notwithstanding anything contained in this Agreement, if the purchase and sale of the Shares is not completed for any reason, the parties hereto shall hold in strict confidence, and shall not disclose to any person or use any confidential information obtained by a party from another party with respect to the transactions contemplated by this Agreement, the Business and its affairs. Upon completion of the purchase and sale of the Shares, the Vendor shall hold in strict confidence and shall not disclose to any person (other than the Purchaser) or use any confidential information of the Business.

8.14 GOVERNING LAW

     Except for title and other matters which under the laws of Quebec, Saskatchewan, Alberta and British Columbia are required to be governed by the laws of Quebec, Saskatchewan, Alberta or British Columbia, respectively (which matters will be governed by the laws of the applicable province), this Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

8.15 ATTORNMENT

     For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under this Agreement. the Vendor, Lafarge and the Purchaser each hereby attorns to the jurisdiction of the courts of the Province of Ontario.

8.16 COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties; provided however, that any party providing its signature in such manner shall promptly forward to the other party and original of the signed copy of this Agreement which was so faxed.

          IN WITNESS WHEREOF the parties have executed this Agreement.

                                        LAFARGE CANADA INC.


                                        Per:
                                             -----------------------------------


                                        Per:
                                             -----------------------------------


                                        3787532 CANADA INC.


                                        Per:
                                             -----------------------------------


                                        Per:
                                             -----------------------------------


                                        KILMER VAN NOSTRAND CO. LIMITED


                                        Per:
                                             -----------------------------------
                                             Lawrence M. Tanenbaum
                                             President

                                TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION.................................................    2
   1.01   Definitions......................................................    2
   1.02   Headings.........................................................    9
   1.03   Extended Meanings................................................    9
   1.04   Statutory References.............................................    9
   1.05   Accounting Principles............................................    9
   1.06   Currency.........................................................    9
   1.07   Best of Knowledge................................................    9
   1.08   Schedules........................................................   10

ARTICLE 2 - PURCHASE AND SALE..............................................   11
   2.01   Purchase and Sale and Purchase Price.............................   11
   2.02   Closing..........................................................   12
   2.03   Pre-Closing Due Diligence Investigations.........................   12
   2.04   Acknowledgement of Purchaser.....................................   16
   2.05   Purchase Price Adjustment........................................   16

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES.................................   16
   3.01   Vendor's Representations and Warranties..........................   16
   3.02   Lafarge and Purchaser's Representations and Warranties...........   31

ARTICLE 4 - TAX MATTERS....................................................   32
   4.01   Tax Representations and Warranties Regarding Warren and the
          Retained Subsidiaries............................................   32
   4.02   Tax Covenants....................................................   34

ARTICLE 5 - COVENANTS......................................................   35
   5.01   Taxes............................................................   35
   5.02   Covenants of the Vendor..........................................   35
   5.03   Covenants of the Purchaser.......................................   38

ARTICLE 6 - CONDITIONS.....................................................   39
   6.01   Conditions for the Benefit of the Purchaser......................   39
   6.02   Conditions for the Benefit of the Vendor.........................   41

ARTICLE 7 - - SURVIVAL AND INDEMNITY.......................................   43
   7.01   Survival of Vendor's Representations, Warranties and Covenants...   43
   7.02   Survival of Purchaser's Representations, Warranties and
          Covenants........................................................   44
   7.03   Indemnification by the Vendor....................................   45
   7.04   Indemnification by the Purchaser.................................   46
   7.05   Notice of Claim..................................................   46
   7.06   Direct Claims....................................................   46
   7.07   Third Party Claims...............................................   47
   7.08   Settlement of Third Party Claims.................................   47
   7.09   Co-operation.....................................................   47
   7.10   Subrogation......................................................   48

   7.11   Interest.........................................................   48
   7.12   Limitations......................................................   48

ARTICLE 8 - - GENERAL......................................................   49
   8.01   Further Assurances...............................................   49
   8.02   Arbitration......................................................   49
   8.03   Time of the Essence..............................................   50
   8.04   Access to Records................................................   50
   8.05   Brokers..........................................................   50
   8.06   Legal Fees.......................................................   50
   8.07   Disclosure.......................................................   50
   8.08   Benefit of the Agreement.........................................   50
   8.09   Entire Agreement.................................................   50
   8.10   Amendments and Waiver............................................   51
   8.11   Assignment.......................................................   51
   8.12   Notices..........................................................   51
   8.13   Confidentiality..................................................   52
   8.14   Governing Law....................................................   52
   8.15   Attornment.......................................................   53
   8.16   Counterparts.....................................................   54

                               AMENDING AGREEMENT

This Agreement is made as of October 21, 2000 among

                         LAFARGE CANADA INC., a corporation incorporated under the laws of Canada

                         - and -

                         3787532 CANADA INC., a corporation incorporated under the laws of Canada

                         - and -

                         KILMER VAN NOSTRAND CO. LIMITED, a corporation incorporated under the laws of the Province of Ontario.

RECITALS

A. The parties hereto have entered into a Share Purchase Agreement dated July 24, 2000, as amended by Confirmations and Agreements dated October 11, 2000, October 16, 2000 and October 19, 2000 (the "SHARE PURCHASE AGREEMENT"); and

B. The parties wish to further amend the Share Purchase Agreement in accordance with the terms of this Amending Agreement.

FOR VALUE RECEIVED, the parties hereto agree as follows:

SECTION 1 - INTERPRETATION

1.1 Unless otherwise defined herein, capitalised terms used in this Amending Agreement shall have the respective meanings set forth in the Share Purchase Agreement.

1.2 Unless otherwise specified, references in this Amending Agreement to Paragraphs, Sections and Schedules are to paragraphs and sections of, and schedules to, the Share Purchase Agreement.

SECTION 2 - AMENDMENTS

2.1  DEFINITIONS

     (a) Section 1.01(1) being the "Closing Date" definition, is amended to read as follows:

          "CLOSING DATE" means December 29, 2000 or such other date as may be agreed by the parties."

     (b) Section 1.01(ooo), being the "Transaction Taxes" definition, is amended as follows:

          (i) by adding after the words "Pre-Closing Transactions" in the fifth line the words "or as a consequence of, or in relation to the entering into and completion of any residual purchase agreement entered into as one of the Pre-Closing Transactions," and

          (ii) by amending the list of "Loss Subsidiaries" in paragraph B to read as follows:

          "Durapave Ltd., Selton Engineering and Construction Inc., Central Asphalt Ltd., Warren Asphalt Reforming Corporation, Remixer Contracting Co., Inc. and Eco-Mat Restoration Inc."

     (c)  Section 1.01 is amended by adding the following definitions:

          "(n.1) "DEEMED TAX AMOUNT", in relation to the sale of a Remaining Excluded Property or an Excluded Asset (a "SALE PROPERTY") by Warren or a Retained Subsidiary, means the amount of Taxes that would be payable by Warren or the Retained Subsidiary as a consequence of the sale of the Sale Property if such Taxes were calculated on the basis of the following assumptions:

          (i) the amount of gain or loss realized by Warren or the Retained Subsidiary on the sale of the Sale Property is the amount by which the Net Proceeds from the sale exceed or are less than the deemed tax base of the Sale Property determined in accordance with (iv) below;

          (ii) the amount of any gain or loss referred to in (i) is a capital gain or a capital loss;

          (iii) any capital losses realized on the sale of other Sale Properties to the extent not previously utilized in determining another Deemed Tax Amount is applied to offset any capital gain on the relevant Sale Property;

          (iv) the deemed tax base of the Sale Property is:

               (A) for a Remaining Excluded Property that is land, the cost amount of the property for the purposes of the Income Tax Act (Canada) (the "ITA") on the Closing Date;

               (B) for a Remaining Excluded Property that is an industrial mineral mine or a building included in a separate class for capital cost allowance purposes, the undepreciated capital cost of the property for the purposes of the ITA on the Closing Date;

               (C) for an Excluded Asset or a Remaining Excluded Property that is a building that is not included in a separate class for capital cost allowance purposes, the amount that would have been the undepreciated capital cost of the property for the purposes of the ITA immediately prior to the sale if (x) the property had been included in a separate class for capital cost allowance purposes throughout the period from the date on which the property was purchased (the "Purchase Date") to immediately prior to the sale and (y) Warren or the Retained Subsidiary had claimed (i) the maximum amount of capital cost allowance permitted by the ITA in computing its income for the purposes of the ITA for each of its taxation years ending in the period commencing on the Purchase Date and ending on the Closing Date and (ii) 50% of the maximum amount of capital cost allowance permitted by the ITA in computing its income for the purposes of the ITA for each of its taxation years ending in the period commencing on the Closing Date and ending immediately prior to the sale; and

          (v) the applicable tax rate is the effective combined federal/provincial tax rate applicable to Warren or the Retained Subsidiary at the time of the sale.

          (n.2) "DEEMED TAXES" attributable to the Vendor's share of the Net Proceeds from the sale of a Sale Property means that portion of the Deemed Tax Amount related to the sale of the Sale Property that is equivalent to the Vendor's share of the Net Proceeds from the sale of the Sale Property.

          (ll.1) "NET PROCEEDS" means the amount which is the sum of (i) the total sale proceeds of a Sale Property; plus (ii) in the case of a Sale Property that is a Transitional Use Property, the Transitional Use Charges (if any) for the period from the first anniversary of the Closing Date to the end of the Transitional Use Period; plus (iii) the income (if any) received from a third party in respect of the Sale Property during the period from the Closing Date (or in the case of a Sale Property that is a Transitional Use Property from the end of the applicable Transitional Use Period) to the completion of the sale of the Sale Property, minus (iv) the aggregate of all direct costs and expenses of Warren or the Retained Subsidiary that are incurred in connection with the ownership, operation and sale of the Sale Property from the Closing Date (or in the case of a Sale Property that is a Transitional Use Property from the end of the applicable Transitional Use Period) until the completion of the sale of the Sale Property.

          (ll.2) "NOTE" has the meaning set out in Section 6.01(v);

          (xx.2) "REMAINING EXCLUDED PROPERTIES" means the Excluded Properties other than the Brampton Pit and the Dixie Yard.

          (ooo.1) "TRANSITIONAL USE CHARGES" in respect of a Transitional Use Property means the monthly amount described in Schedule 1.01(ooo.3);

          (ooo.2) "TRANSITIONAL USE PERIOD" in respect of a Transitional Use Property means the transitional use period described in Schedule 1.01(ooo.3);

          (ooo.3) "TRANSITIONAL USE PROPERTIES" means those Remaining Excluded Properties described in Schedule 1.01(ooo.3);

          (rrr) "WILL-KARE TAXES" means any Taxes payable by Warren or a Retained Subsidiary that are attributable to the decision of the Supreme Court of Canada in Will-Kare Paving & Contracting Limited v. The Queen including, without limitation, any such Taxes that are attributable to a determination that (a) Warren or a Retained Subsidiary is not entitled to the "manufacturing and processing profits deduction" under section 125.1 of the Tax Act or the equivalent provisions of any applicable provincial tax legislation in respect of its income from its asphalt manufacturing activities and
          (b) any depreciable property held by Warren or a Retained Subsidiary, used by Warren or the Retained Subsidiary in its asphalt manufacturing activities and included in Class 29, Class 39 or Class 43 is not properly included in that class."

2.2  SCHEDULES

     Section 1.08 is amended by deleting the reference to "Schedule 3.01(r) -- Unpurchased Inventory" from the list of Schedules in Section 1.08 and adding reference to "Schedule 1.01(ooo.3) -- Transitional Use Properties".

1.01 MISCELLANEOUS

     The following Sections are added as Section 1.09 and 1.10 to the Share Purchase Agreement:

     "1.09 OUTSTANDING SCHEDULES

     The parties acknowledge that the forms of the following Schedules remain unsettled as of October 21, 2000 and agree to act reasonably and in good faith to settle such Schedules by November 10, 2000:

     Schedule 1.01(qq) - Permitted Personal Property Encumbrances

     1.01(rr) - Permitted Real Property Encumbrances

     1.01(uu) - Pre-Closing Transaction Memorandum

     2.01(2)(a) - Preferred Share Conditions

     2.05 - Purchase Price Adjustments (settled in principle)

     5.02(4) - Severance Agreement

     6.01(1) - Lease Agreement and Retained Rights Agreement

     6.01(m) - Residual Option Agreement and Residual Purchase Agreement

     6.01(n) - Transitional Use Agreement

     6.01(o) - Non-Competition Agreement

     6.01(p) - Vendor's Counsel Opinion

     6.02(m) - Opinions of Counsel to Lafarge Corporation, Lafarge and the
               Purchaser

     1.10 LEASE AGREEMENT AND RETAINED RIGHTS AGREEMENT

     With respect to the Lease Agreement and the Retained Rights Agreement under negotiation with respect to the Excluded Hold Properties, the Vendor and Purchaser agree that the Purchaser will have a right of first refusal, and not a right of first offer, and that the Purchaser will be required to respond to the presentation of a bona fide third party offer within 10 Business Days."

2.3  SALE OF EXCLUDED PROPERTIES AND EXCLUDED ASSETS

     Section 2.01 is amended by renumbering the existing Section 2.01 as "Section 2.01(a)" and adding the following Sections 2.01(b), 2.01(c), 2.01(d) and 2.01(e):

          "2.01(B) REMAINING EXCLUDED PROPERTIES

          The Remaining Excluded Properties will be sold by Warren or the applicable Retained Subsidiaries under the joint supervision of the Vendor and the Purchaser as soon as practicable after Closing or, in the case of the Transitional Use Properties, after the end of the applicable Transitional Use Period. The parties will agree in writing as to the process for the sale of the Remaining Excluded Properties prior to November 10, 2000, including the most tax-effective way possible of paying the following amounts to the Vendor as such properties are sold having regard to the after-tax effect of the payment on the Vendor, the Purchaser and Lafarge.

          The Vendor shall be entitled to receive in respect of each sale of a Remaining Excluded Property an amount equal to (a) 50% of the Net Proceeds from the sale of the Remaining Excluded Property up to a cumulative maximum of $10,000,000, less the Deemed Taxes attributable to the Vendor's share of such Net Proceeds, and (b) once the Vendor's portion of the Net Proceeds from the Sale of Remaining Excluded Assets exceeds such $10,000,000 cumulative maximum amount, 100% of the excess Net Proceeds from the sale of the Remaining Excluded Properties, less the Deemed Taxes attributable to the Vendor's share of such Net Proceeds.

          2.01(C) EXCLUDED ASSETS

          The Excluded Assets will be sold by Warren or the applicable Retained Subsidiaries under the joint supervision of the Vendor and the Purchaser as soon as practicable after Closing. The parties will agree in writing as to the process for the sale of the Excluded Assets prior to November 10, 2000, including the most tax-effective way possible of paying the following amounts to the Vendor as such assets are sold having regard to the after-tax effect of the payment on the Vendor, the Purchaser and Lafarge.

          The Vendor shall be entitled to receive in respect of each sale of an Excluded Asset an amount equal to (a) 50% of the Net Proceeds from the sale of the Excluded Assets up to a cumulative maximum of $5,000,000, less the Deemed Taxes attributable to the Vendor's share of such Net Proceeds, and (b) once the Vendor's share of the Net Proceeds from the sale of Excluded Assets exceeds such $5,000,000 cumulative maximum amount, 100% of the excess Net Proceeds from the sale of the Excluded Assets, less the Deemed Taxes attributable to the Vendor's share of such Net Proceeds.

          2.01(D) RECALCULATION OF PAYMENTS

          If, after the date on which a payment is made pursuant to Section 2.01(b) or 2.01(c), the Canada Customs and Revenue Agency or another taxation authority makes a determination to which the Vendor and the Purchaser acquiesce or from which there is no further objection or appeal to the effect that, or that establishes that, the Deemed Tax Amount in respect of a Sale Property is greater or less than the Deemed Tax Amount used to determine the amount of such payment, then the amount of the payment to which the Vendor was entitled shall be recalculated on the basis of the redetermined Deemed Tax Amount (a "RECALCULATED PAYMENT") and

          (a) where the Recalculated Payment exceeds the original payment, the Vendor shall be entitled to receive an amount equal to the excess; and

          (b) where the original payment exceeds the Recalculated Payment, the Vendor shall be required to refund the excess amount less the amount of any Taxes paid by the Vendor on the refunded amount that are not recoverable as a result of having made the refund payment.

          2.01(E) EXCLUDED SUBSIDIARIES

          One Remaining Excluded Property, namely the Comstock Plant Site, is held by Comstock Properties Inc. which Company has been defined as an Excluded Subsidiary. Such Company is hereby deleted from the Excluded Subsidiaries Schedule 1.01(y) and included in Schedule 1.01(aaa) as a Retained Subsidiary. If the net proceeds from the sale of the Remaining Excluded Property held by Comstock Properties Inc. would be increased by selling the shares of such company, then the sale of such Remaining Excluded Property will be effected by way of a sale of such shares and the Net Proceeds dealt with as described under Section 2.01(b) above."

2.4  PURCHASE PRICE

     (a) Section 2.01(1) is amended by deleting the reference to "$428,400,000" and substituting "$416,637,000", and

     (b) Section 2.01(2)(a) is amended by deleting the reference to "$178,197,000" and substituting "$166,434,000".

2.5  PRE-CLOSING DUE DILIGENCE INVESTIGATIONS

     Section 2.03 is amended by adding thereto the following subsection 2.03(4):

          "2.03(4) The Purchaser has not yet conducted real property and related searches of the following properties:

          D1-90151-ON: Pit #27 (Bennett), Twp. of Manvers
          D4-90655-ON: Pit #23, Twp. of Manvers
          D5-90653-ON: Pit #28
          E1-90611-ON: Pit #21
          E2-90620-ON: Pit #22
          D1-91456-Q:  Aylmer Essroc Quarry

          (such six properties being referred to as the "FORMERLY EXCLUDED PROPERTIES") or of the Kiley Pit, Township of Bedford, County of Frontenac.

          The Purchaser will proceed to conduct its title searches with respect to such properties and the parties will negotiate in good faith and settle by November 10, 2000 the Permitted Encumbrances and Deficiencies and Vendor's Undertaking for such properties on the same basis and consistent with the principles used to agree on such matters for the other Properties.

          If the parties are unable to agree on the Permitted Encumbrances and Deficiencies and the Vendor's Undertaking with respect to any such property such property will be treated as an Excluded Property and conveyed to the Vendor or a subsidiary of the Vendor in the same manner as the Brampton Pit and the Dixie Yard, and the parties will adjust for the exclusion of such property based on the aggregates reserve formula used in Schedule 3.01(t).

          Lafarge and the Purchaser have agreed that the titles to the properties E4-90623-ON (Emedi Lands), G2-90626-ON (Faulkner) and G3-90624-ON (Wrzenewskyhj) are accepted "as is".

          Lafarge and the Purchaser consent to the acquisition after the date hereof by Warren or a Retained Subsidiary of the A21-AL Spreen Property, the A22-AL Day Property and the A23-AL Snider Property, particulars of which have been provided to Lafarge and the Purchaser.

          Warren and the Retained Subsidiaries will not purchase any real or immovable properties after November 10, 2000 without the prior written consent of Lafarge, not to be unreasonably withheld or delayed."

2.6  REPRESENTATIONS AND WARRANTIES

     Section 3.01(t) is amended by adding the following concluding sentence:

          "The Purchaser and Lafarge acknowledge that they have completed their due diligence on the Aylmer (Vanier-Pink Property), TRT West (Mosport Pit 20), Westcoast Aggregates (Telford Farms Property) and Municipal Aggregates (Sasges Pit) pits and, for purposes of the foregoing representation and warranty in this Section 3.01(t), the Aggregate reserves for such properties shall be deemed to be 32.7 million tonnes, 160 million tonnes, 14 million tonnes and 6 million tonnes, respectively."

2.7 EXCLUDED SUBSIDIARIES, EXCLUDED ASSETS, EXCLUDED HOLD PROPERTIES AND EXCLUDED PROPERTIES

     Section 3.01(x) is amended by deleting the reference to "any Excluded Assets, Excluded Hold Properties or Excluded Properties" and substituting therefor a reference to "any Excluded Hold Properties, the Brampton Pit or the Dixie Yard".

2.8  ENVIRONMENTAL

     Section 3.01 is amended by adding the following as a preface to modify
Section 3.01(s), Section 3.01(ccc) and Sections 3.01(sss) to 3.01(dddd), inclusive in their entirety:

          "Notwithstanding the provisions of the Share Purchase Agreement in
          Section 3.01(s), Section 3.01(ccc), and Sections 3.01(sss) to 3.01(dddd), inclusive, Lafarge and the Purchaser accept the existing environmental condition of the following properties:

          211 Huntingdon Road
          213 Rogers Avenue
          616 Leeder Avenue
          151 Nolan

          057 Woods McAdoo
          058 Tarmac McAdoo
          033 Esso Dock
          573 through 582 collectively, TSMI Depots or Yards".

     Section 3.01(uuu) is amended so that the second sentence begins "Except as disclosed in Schedule 3.01(sss),..."

2.9  PERMITS

     Section 3.01 is amended to provide at the end thereof immediately prior to
Section 3.02 the following sentence:

          "Lafarge and the Purchaser acknowledge that they have completed their due diligence on the status of Warren's and the Retained Subsidiaries' Permits and, notwithstanding any other provision of the Share Purchase Agreement, the Vendor's representations and warranties with respect to Permits only in Sections 3.01(ddd), 3.01(eee), 3.01(ttt) and 3.01(cccc) shall be deemed to be correct."

2.10 PREFERRED SHARES

     Section 3.02 (f) is amended by changing the reference to "$178,197,000" to "$166,434,000".

2.11 DUE DILIGENCE CONDITION

          The parties acknowledge that the condition in Section 6.01(u) has been fulfilled.

2.12 SUBSCRIPTION FOR WARRANTS

     (a)  Section 6.01(v) is deleted and the following substituted therefor:

          "(v) the Vendor shall have subscribed for warrants to purchase shares of common stock of Lafarge Corporation for an aggregate subscription price of Cdn$21,637,000, with the subscription price payable by the issuance of a non-interest bearing promissory note (the "Note") of the Vendor due and payable December 31, 2001 and the warrants having the terms and conditions described in Schedule 6.01(v);"

     (b) Schedule 6.01(v) is amended by changing the exercise price from U.S. $32 per share to U.S. $29 per share.

     (c) Section 6.02(h) is amended by changing the reference to Cdn$28,400,000 to Cdn$21,637,000.

     (d) All payments made by the Vendor to Lafarge Corporation under the Note will be made without set-off, counterclaim or other defence and free and clear of, and without deduction or withholding for, any present or future Taxes imposed by the Government of Canada or any political subdivision or taxing authority thereof or therein, other than any Tax imposed on or measured by the net income or net profits of Lafarge Corporation (such non-excluded Taxes hereinafter referred to as "CANADIAN TAXES"). If any Canadian Taxes are so levied or imposed on such payments, the Vendor agrees to pay the full amount of such Canadian Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under the Note, after withholding or deduction for or on account of any Canadian Taxes, will not be less than the amount provided for in the Note. The Vendor will furnish to Lafarge Corporation within 15 days after the date of the payment of any Canadian Taxes receipts evidencing such payment. The Vendor agrees to indemnify and hold harmless Lafarge Corporation and reimburse Lafarge Corporation upon its written request, for the amount of any Canadian Taxes so levied or imposed and paid by Lafarge Corporation, and any Canadian Taxes so levied or imposed and paid by Lafarge Corporation with respect to such reimbursement so that the net amount received will not be less than the net amount Lafarge Corporation would have received if Canadian Taxes on such reimbursement had not been imposed.

     (e) Any claim for indemnity made by Lafarge Corporation under this Section shall be made and pursued in accordance with the procedures set out in Sections 7.05 to 7.11 of the Share Purchase Agreement.

2.13 SURVIVAL OF REPRESENTATIONS, ETC.

     Section 7.01(1)(c) is amended by changing the references to "(bbb)" and "(ddd)" to references to "(bbbb)" and "(dddd)".

2.14 TAX INDEMNIFICATION

     (a)  Section 7.03(4) is amended to read as follows:

          "(4) any liability of Warren and/or any Retained Subsidiary for Taxes
               (other than Will-Kare Taxes) in excess of the Tax Provision in respect of:

               (i)  taxation years ended on or before the Balance Sheet Date;
                    and

               (ii) taxation years which end after the Balance Sheet Date, to the extent that such Taxes relate to the period or periods ending on or prior to the Balance Sheet Date."

     (b)  Section 7.03 is amended by adding the following as paragraph (10):

          "(10) any liability of Warren and/or any Retained Subsidiary for Will-Kare Taxes in respect of taxation years ending in 1997 and 1998. For greater certainty and notwithstanding any other provision of this Agreement, the Vendor shall not be obligated to indemnify the Purchaser or any other person for any liability of Warren or any Retained Subsidiary for Will-Kare Taxes in respect of taxation years ending after 1998. Such

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                                      -11-


               rights of the Purchaser and obligations of the Vendor will not be affected by Warren and/or any Retained Subsidiaries taking a different position in filing its tax returns for taxation years ending after the Balance Sheet Date than in tax returns for taxation years in 1998 and prior thereto."

2.15 GENERAL

     Section 8.12 is amended as follows and the following Sections 8.17 and 8.18 are added to the Share Purchase Agreement:

          "8.12 NOTICES

          By deleting the first four lines of the address of the Vendor and replacing them with the following:

          "Kilmer Van Nostrand Co. Limited
          Scotia Plaza, Suite 2700
          P.O. Box 127
          40 King Street West
          Toronto, Ontario
          M5H 3Y2"

          8.17 COMPLETION

          Subject to the limitations set out in the following sentence, the effective date of the transaction contemplated by this Share Purchase Agreement for financial reporting purposes for Lafarge is October 21, 2000 (or such other date as may be agreed in writing by the parties). The parties will use their reasonable best efforts to achieve the foregoing result subject to the limitation that such effective date would not, in the reasonable opinion of the Vendor, create any significant risk that the income tax consequences of such transaction would be other than the following:

          (a) for the purposes of the ITA and the corresponding provisions of any applicable tax legislation, the Vendor will be considered to have disposed of, and the Purchaser to have acquired, the Shares on the Closing Date;

          (b) the Purchaser and Lafarge will be considered to have acquired control of Warren and the Retained Subsidiaries for the purposes of the ITA and the corresponding provisions of any applicable provincial tax legislation on the Closing Date; and

          (c) other than transactions that the Pre-Closing Transactions Memorandum attached as Schedule 1.01 (uu) specifically contemplates will occur after the Closing Date, all of the Pre-Closing Transactions will be completed before Lafarge and the Purchaser acquire control of Warren and the Retained Subsidiaries.

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                                      -12-


          8.18 ROEHNER DEVELOPMENT FEE

          The parties acknowledge that there may be a dispute with the Township of Oro in respect of an alleged obligation to share charges of approximately $420,000 to construct a road serving the Roehner Property and which may be a condition for the issuance of the Aggregates licence for the property. The Vendor shall indemnify and save the Purchaser, Warren, the Retained Subsidiaries and Lafarge harmless from any claim made by the Township of Oro in respect of these charges so long as the Purchaser, Warren, the Retained Subsidiaries and Lafarge do not thereafter cause or take any action that would require the Vendor or a subsidiary of the Vendor acquiring the Roehner Property to make any payments to the Township of Oro in respect of such charges. The parties acknowledge that Warren and the Retained Subsidiaries are express third party beneficiaries of this
          Section 8.18. The Purchaser and Lafarge will not, nor will they cause or permit Warren and the Retained Subsidiaries to, cause or take any action that would require the Vendor or a subsidiary of the Vendor acquiring the Roehner Property to make any payments to the Township of Oro in respect of such charges.

2.16 All other terms of the Share Purchase Agreement remain in full force and effect.

The parties have executed this Amending Agreement as of the first date written above.

                                        LAFARGE CANADA INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        3787532 CANADA INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        KILMER VAN NOSTRAND CO. LIMITED


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

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